Exhibit 99.1

Animal Health Business of

Bayer Aktiengesellschaft

Combined Financial Statements

as of

December 31, 2016, 2017 and 2018

Animal Health Business of Bayer Aktiengesellschaft

Combined Financial Statements

Contents

Combined Statements of Income		2
Combined Statements of Comprehensive Income		3
Combined Statements of Financial Position		4
Combined Statements of Changes in Equity		5
Combined Statements of Cash Flows		6
Notes to the Combined Financial Statements		7
1	Overview and Summary of Significant Accounting Policies	7
2.	Effects of new financial reporting standards	20
3.	Scope of combination and acquisition	27
4.	Net sales	30
5.	Other operating income	31
6.	Other operating expenses	31
7.	Personnel expenses	32
8.	Financial result	32
9.	Taxes	33
10.	Goodwill and other intangible assets	36
11.	Property, plant and equipment	39
12.	Other financial assets	41
13.	Inventories	42
14.	Trade accounts receivable	42
15.	Other receivables	44
16.	Equity	45
17.	Provisions for pensions and other post-employment benefits	45
18.	Other provisions	56
19.	Financial liabilities	60
20.	Other liabilities	60
21.	Financial instruments	61
22.	Contingent liabilities and other financial information	72
23.	Legal risks	73
24.	Financial opportunities and risks	73
25.	Related parties	75
26.	Statements of Cash Flows	77
27.	Events after the end of the reporting period	79

Combined Financial Statements

2	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Combined Statements of Income

1

€ million	Note	2016	2017	2018
Net sales	[4]	1,536	1,576	1,510
Cost of goods sold		(451)	(472)	(480)
Gross profit		1,085	1,104	1,030

Selling expenses		(566)	(576)	(534)
Research and development expenses		(141)	(156)	(142)
General administration expenses		(64)	(66)	(55)
Other operating income	[5]	14	11	14
Other operating expenses	[6]	(15)	(20)	(14)
Operating income		313	297	299

Financial income		6	5	1
Financial expenses		(14)	(19)	(10)
Financial result	[8]	(8)	(14)	(9)

Income before income taxes		305	283	290

Income taxes	[9]	(81)	(86)	(76)

Income after income taxes		224	197	214

Combined Financial Statements Animal Health 2016, 2017, 2018	/	3

Combined Statements of Comprehensive Income

2

€ million	Note	2016	2017	2018
Income after income taxes		224	197	214
Remeasurements of the net defined benefit liability for post-employment benefit plans	[17]	(25)	16	(18)
Income taxes		6	(5)	5
Other comprehensive income from remeasurements of the net defined benefit liability for post-employment benefit plans		(19)	11	(13)
Other comprehensive income that will not be reclassified subsequently to profit or loss		(19)	11	(13)
Changes in fair values of derivatives designated as cash flow hedges	[21.3]	(4)	10	(15)
Reclassified to profit or loss	[21.3]	(1)	–	–
Income taxes		2	(3)	3
Other comprehensive income from cash flow hedges		(3)	7	(12)
Changes in exchange differences recognized on translation of operations outside the eurozone		11	(39)	9
Reclassified to profit or loss		–	–	–
Other comprehensive income from exchange differences		11	(39)	9
Other comprehensive income that may be reclassified subsequently to profit or loss		8	(32)	(3)
Total other comprehensive income		(11)	(21)	(16)
Total comprehensive income		213	176	198

4	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Combined Statements of Financial Position

3

€ million	Note	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018
Noncurrent assets
Goodwill	[10]	56	95	97
Other intangible assets	[10]	85	136	128
Property, plant and equipment	[11]	186	187	211
Other financial assets	[12]	19	5	12
Other receivables	[15]	7	5	3
Deferred taxes	[9]	178	147	155
		531	575	606
Current assets
Inventories	[13]	242	259	281
Trade accounts receivable	[14]	174	181	184
Other financial assets	[12]	832	928	1,030
Other receivables	[15]	27	24	21
Claims for income tax refunds		–	88	126
		1,275	1,480	1,642
Total assets		1,806	2,055	2,248

Equity
Invested equity attributable to Bayer Group	[16]	1,086	1,386	1,551
Other components of equity	[16]	8	(24)	(27)
Total invested equity attributable to Bayer Group		1,094	1,362	1,524

Noncurrent liabilities
Provisions for pensions and other post-employment benefits	[17]	162	155	178
Other provisions	[18]	19	23	24
Financial liabilities	[19]	2	20	23
Other liabilities	[20]	25	4	7
Deferred taxes	[9]	18	34	39
		226	236	271
Current liabilities
Other provisions	[18]	114	113	65
Refund liabilities		–	–	52
Contract liabilities	[4]	–	–	2
Financial liabilities	[19]	141	156	142
Trade accounts payable		128	135	150
Income tax liabilities		29	1	7
Other liabilities	[20]	74	52	35
		486	457	453
Total equity and liabilities		1,806	2,055	2,248

Combined Financial Statements Animal Health 2016, 2017, 2018	/	5

Combined Statements of Changes in Equity

4

		Other Components of Equity
€ million	Invested equity attributable to Bayer Group	Exchange differences	Cash flow hedges	Total invested equity attributable to Bayer Group
Jan. 1, 2016	787	–	–	787
Equity transactions with owners
Withdrawals/contributions	94	–	–	94
Other comprehensive income	(19)	11	(3)	(11)
Income after income taxes	224	–	–	224
Dec. 31, 2016	1,086	11	(3)	1,094
Equity transactions with owners
Withdrawals/contributions	92	–	–	92
Other comprehensive income	11	(39)	7	(21)
Income after income taxes	197	–	–	197
Dec. 31, 2017	1,386	(28)	4	1,362
Adjustments on adoption of IFRS 9 (after tax)	(1)	–	–	(1)
Adjustments on adoption of IFRS 15 (after tax)	16	–	–	16
Jan. 1, 2018, adjusted	1,401	(28)	4	1,377
Equity transactions with owners
Withdrawals/contributions	(51)	–	–	(51)
Other comprehensive income	(13)	9	(12)	(16)
Income after income taxes	214	–	–	214
Dec. 31, 2018	1,551	(19)	(8)	1,524

6	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Combined Statements of Cash Flows

5

€ million	2016	2017	2018
Income after income taxes	224	197	214
Income taxes	81	86	76
Financial result	8	14	9
Income taxes paid	(50)	(113)	(53)
Depreciation, amortization and impairments	30	46	41
Change in pension provisions	(25)	24	(11)
Gain/loss on sale of property, plant, equipment and other noncurrent assets	(5)	1	–
Decrease (increase) in inventories	(2)	(46)	16
Decrease (increase) in trade accounts receivable	(2)	(8)	10
Increase in trade accounts payable	3	25	15
Changes in other working capital, other noncash items	(75)	(76)	(93)
Net cash provided by operating activities	187	150	224
Cash outflows for additions to property, plant, equipment and intangible assets	(37)	(46)	(51)
Cash inflows from sales of property, plant, equipment and other assets	8	4	2
Cash outflows for acquisitions less acquired cash	–	(158)	–
Interest and dividends received	5	5	1
Cash outflows for borrowings to Remaining Bayer	(178)	(79)	(116)
Net cash used in investing activities	(202)	(274)	(164)
Other financial transactions with Bayer Group	(77)	70	(110)
Hedging transactions with Bayer Group	7	(14)	8
Contributions from (to) Bayer Group	94	92	(51)
Proceeds from the issuance of debt with Bayer Group	1	–	100
Retirements of debt with Bayer Group	–	(15)	(5)
Interest paid	(10)	(9)	(2)
Net cash provided by (used in) financing activities	15	124	(60)
Change in cash and cash equivalents due to business activities	–	–	–
Cash and cash equivalents at beginning of year	–	–	–
Cash and cash equivalents at end of year	–	–	–

Refer to Note 26 for additional details regarding the Combined Statements of Cash Flows.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	7

Notes to the Combined Financial Statements

1. Overview and Summary of Significant Accounting Policies

1.1 Background

The Animal Health segment (“Animal Health” or “the Company”) of Bayer AG, Leverkusen (“Bayer” or “Bayer Group”) develops, produces and markets prescription and non-prescription veterinary products to promote the health and wellbeing of companion and farm animals. The Company’s companion animal products, which focus on the prevention and treatment of parasites and infections, include the Advantage™, Seresto™, and Drontal™, and Baytril™ products. Farm animal products include medicines and solutions to treat parasitic diseases, in addition to anti-invectives, immunostimulants, pharmacological treatments and farm hygiene products.

On November 29, 2018, Bayer announced its intention to divest the Animal Health segment. The Combined Financial Statements were prepared on August 6, 2019 by management of Bayer Animal Health GmbH, Alfred-Nobel-Str. 50, 40789 Monheim am Rhein, Germany.

1.2 Basis of Presentation

These financial statements were prepared in accordance with the International Financial Reporting Standards (“IFRS”) – as issued by the International Accounting Standards Board (“IASB”) and are derived from Bayer’s consolidated financial statements. They are prepared on a combined basis.

During the reporting periods presented, Animal Health was not a group of entities under the control of an immediate parent as defined by IFRS 10 (“Consolidated Financial Statements”) and did not historically prepare consolidated financial statements. The Combined Financial Statements reflect the companies and the operations assigned to Animal Health as historically included in the IFRS consolidated financial statements of the Bayer Group and managed by Animal Health management. The Combined Financial Statements reflect the legal entities historically fully dedicated to Animal Health (dedicated entities), in addition to balances held by legal entities shared between the Animal Health segment and other Bayer Group businesses (shared entities) for each of the periods presented. Transactions and account balances associated with Bayer Group businesses outside the scope of combination (“Remaining Bayer”) are excluded from the Combined Financial Statements (Refer to Note 3.1 for the scope of combination.)

8	/	Combined Financial Statements Animal Health 2016, 2017, 2018

The Combined Statements of Income include revenues and expenses directly attributable to Animal Health. In addition, Bayer Group historically provided general corporate services to Animal Health, including communications and public affairs, controlling and planning, human resources, procurement, risk management, engineering and technology, accounting, and finance. The costs for general corporate services are directly attributed at historical cost or, where this was not possible, allocated using appropriate and consistent allocation methods, including revenue, expenses, headcount, or other relevant measures. Management of the Company and Bayer Group consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Animal Health. These allocations may not reflect the expenses Animal Health would have incurred as a standalone company for the periods presented. Consistent with Bayer Group, the new accounting standards IFRS 9 (“Financial Instruments”) and IFRS 15 (“Revenue from Contracts with Customers”) were applied for the first time as of January 1, 2018 using the modified retrospective approach. Therefore, the new standards have not been applied consistently for all periods in the Combined Financial Statements.

The Combined Statements of Financial Position of Animal Health include assets and liabilities specifically identifiable or attributable to Animal Health. The assets and liabilities of Animal Health were measured at carrying amounts that were included in Bayer Group’s consolidated financial statements.

Assets and liabilities are classified by maturity. They are regarded as current if they mature within one year or within the normal business cycle of the Company. The normal business cycle is defined for this purpose as beginning with the procurement of the resources necessary for the production process and ending with the receipt of cash or cash equivalents as consideration for the sale of the goods or services produced in that process. Inventories and trade accounts receivables and payables are always presented as current items. Deferred tax assets and liabilities and pension provisions are always presented as noncurrent items.

Historically, Animal Health financed its operations using cash pooling or financing arrangements through entities of Bayer Group. The treatment of the associated financing balances varies for dedicated and shared entities. The Combined Financial Statements include interest expense, interest income, Other financial assets (Note 12), and Financial liabilities (Note 19) balances resulting from cash pooling agreements between dedicated Animal Health entities and Bayer Group. Conversely, balances resulting from such cash pooling arrangements for shared entities, including cash, debt, interest expenses, and interest income, are excluded from the Combined Financial Statements, unless they can be fully attributed to Animal Health. The Combined Statements of Income only include interest income and expense amounts pertaining to financing arrangements attributable to Animal Health. Furthermore, debt and related interest expenses incurred outside the Animal Health scope of combination are excluded from the Combined Financial Statements. Consequently, Animal Health’s Combined Financial Statements may not reflect the same financing costs, had the Company obtained financing on a stand-alone basis.

The combined financial information presented does not necessarily reflect the financial position and results of operations that would have occurred if Animal Health had existed as a separate company during each of the reporting periods presented. The fact that Animal Health did not historically exist therefore limits the applicability of the combined financial information. It also means that the combined financial information cannot be used to forecast the future development of the operations that have been combined to form the Animal Health business.

All figures are presented in euro (EUR). Amounts are stated in millions of euros (€ million) except when otherwise indicated. As the indicators in this report are stated in accordance with commercial rounding principles, totals and percentages may not always be exact.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	9

1.3 Significant Accounting Policies and Critical Accounting Estimates and Judgements

In general, Animal Health applied the same accounting policies and measurement principles in preparing the Combined Financial Statements as those used by Bayer Group in the preparation of financial information included in Bayer’s consolidated financial statements.

Critical Accounting Estimates

Certain accounting policies are considered to be critical to the Company. An accounting policy is considered to be critical if, the Management’s judgement, its selection or application materially affects the Company’s financial position or results. The application of the Company’s accounting policies also requires the use of estimates and assumptions that affect the Company’s financial position or results. Below is a summary of areas in which estimation is applied primarily in the context of applying critical accounting policies and judgements.

Under IFRS, management is required to make estimates, judgments and assumptions that affect the amounts reported in Combined Financial Statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. These estimates form the basis for making judgments that affect the carrying amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Making estimates and judgments about future events is inherently unpredictable and is subject to significant uncertainties, some of which are beyond the Company’s control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material impact on the Company’s income, financial position and cash flows.

Management believes the critical accounting policies for revenue recognition (Net sales), pension provisions and goodwill reflect the significant estimates and assumptions used in the preparation of the Company’s Combined Financial Statements. Furthermore, in preparing the Combined Financial Statements, additional assumptions and estimates were made in connection with the allocation of expenses from Bayer Group, which were necessary to present Animal Health on a stand-alone basis. These expense allocations represent a significant estimate in the Combined Financial Statements.

Net sales

The Company’s material revenues are derived from the sale of prescription and non-prescription veterinary products. This is done on the basis of customer contracts and the performance obligations contained therein. Revenues are recognized through profit or loss when the Company transfers control of goods to a customer. Control lies with the customer if the customer can independently determine the use of and consume the benefit derived from a product. Revenues from product deliveries are recognized at a point in time based on an overall assessment of the existence of a right to payment, the allocation of ownership rights, the transfer of physical possession, the transfer of risks and rewards, and acceptance by the customer. The Company does not engage in material bill and hold arrangements.

10	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Net sales are limited to the amount Animal Health expects to receive for the fulfillment of performance obligations. Payments withheld, including expected sales taxes, rebates, and sales discounts are deducted from Net sales. Sales deductions and rebates are estimated primarily on the basis of historical experience, specific contractual terms and future expectations. Net sales are also reduced by provisions for expected customer returns. The net sales are reduced on the date of sale or on the date when the amount of future product returns can be reasonably estimated. For customer contracts where more than one year passes between performance and payment, significant financing components are accounted for separately based on their present values and the subsequent unwinding of the discount. The underlying discount rate takes into account the individual credit risk of the contracting party that receives the financing.

The Company adopted IFRS 15 effective January 1, 2018 using the modified retrospective approach (Refer to Note 2).

Research and development expenses

For accounting purposes, research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development expenses are defined as costs incurred for the application of research findings or specialist knowledge to plans or designs for the production, provision or development of new or substantially improved products, services or processes, respectively, prior to the commencement of commercial production or use. Research and development (R&D) expenses are incurred for in-house R&D activities as well as numerous research and development collaborations and alliances with third parties. R&D expenses mainly comprise the costs for active ingredient discovery, research and development activities in the areas of application technology and engineering, field trials, regulatory approvals and approval extensions.

The Company does not capitalize research costs. Capitalization of development costs requires sufficient certainty that the development activity will generate future cash flows that will cover the associated development costs. Since the Company’s development projects are often subject to regulatory approval procedures and other uncertainties, the conditions for the capitalization of costs incurred before receipt of approvals are not normally satisfied. The company did not capitalize any internal development costs during the periods presented.

Income Taxes

Current and deferred income taxes are recognized in accordance with IAS 12 (“Income Taxes”). For purposes of the Combined Financial Statements, income taxes were determined using the separate tax return approach based on the assumption that Animal Health entities constitute separate taxpayers. This assumption implies that current and deferred taxes assigned to Animal Health are calculated separately and that the recoverability of deferred tax assets is assessed on this basis. For shared entities, which did not historically constitute separate income tax payers, current tax expenses and tax income were recognized in the Combined Financial Statements in the year in which they arose as non-cash contributions or withdrawals by Bayer Group. Current tax receivables or payables are derecognized for shared entities.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	11

Deferred tax assets resulting from tax loss carry forwards for dedicated entities are recognized to the extent it is probable that they can be offset against future taxable income. For dedicated and shared entities tax income resulting from tax loss carry forwards was recognized in the Combined Financial Statements. Deferred tax assets resulting from tax loss carry forwards for shared entities are derecognized as non-cash contributions or withdrawals by Bayer Group, because these tax deductions will remain with Bayer Group.

The Combined Statements of Cash Flows only include the taxes actually paid by dedicated entities of Animal Health. Income taxes paid on behalf of shared entities within Animal Health are treated as equity contributions from Bayer Group.

Goodwill

In a business combination, goodwill is capitalized at the acquisition date. It is measured as the excess of the acquisition price over the proportionate share of net assets acquired. The goodwill attributed to Animal Health resulted from prior acquisitions specifically related to the Animal Health business. Goodwill is not amortized, but tested at least annually for impairment. Once an impairment loss has been recognized on goodwill, it is not reversed in subsequent periods. The Company’s acquired goodwill balance is consistent with the historical Animal Health segment financial information presented within the consolidated financial statements of Bayer Group.

Other Intangible Assets

Other intangible assets include patents, trademarks, and marketing rights. They are capitalized if the future economic benefits attributable to the asset will probably flow to the Company and the cost of acquisition or generation of the asset can be reliably measured. Other intangible assets are recognized at the cost of acquisition or development. Intangible assets with a finite life are amortized on a straight-line basis over a period of up to 20 years. The expected useful life is based on estimates of the period for which the asset will generate future cash flows.

Intangible assets with a finite useful life are evaluated for impairment when events have occurred that may give rise to an impairment. Other intangible assets with an indefinite life and intangible assets not yet available for use are not amortized, but tested annually for impairment.

Property, plant and equipment

Property, plant and equipment is depreciated on a straight-line basis over an asset’s expected useful life, except where use-related depreciation is more appropriate. The Company applies the following useful lives when estimating depreciation of Property, plant and equipment:

1/1
Useful Life of Property, Plant and Equipment

Buildings	5 to 50 years
Plant installations and machinery	4 to 40 years
Furniture, fixtures and other equipment	2 to 15 years

12	/	Combined Financial Statements Animal Health 2016, 2017, 2018

When disposing of an asset, the difference between the net proceeds and the net carrying amount is recognized as a gain or loss in Other operating income or Other operating expenses, respectively.

Impairment Testing Procedures

Impairment tests are performed not only on individual items of intangible assets and property, plant and equipment, but also at the cash generating unit level. A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Management determined that Animal Health constituted a single cash generating unit (CGU) for each of the reporting periods presented, which it subjected to global impairment testing. Goodwill is tested at the CGU level.

The Animal Health CGU is tested for impairment at least annually, or when an event becomes known that may trigger impairment.

Impairment testing involves comparing the carrying amount of a cash-generating unit, unit group or item of intangible assets, or property, plant and equipment to the recoverable amount, which is the higher of its fair value less costs of disposal or value in use. If the carrying amount exceeds the recoverable amount, an impairment loss must be recognized for the difference. In this case an impairment loss is first recognized on any goodwill assigned to the cash generating unit or unit group. Any remaining impairment loss is allocated among the other noncurrent nonfinancial assets in proportion to their carrying amounts. The resulting expense is reflected in the functional item of the income statement in which the depreciation or amortization of the respective assets is recognized. The same applies to income from impairment loss reversals.

The recoverable amount is generally determined on the basis of the fair value less costs of disposal, taking into account the present value of the future net cash flows as market prices for the individual units are not normally available. These are forecasted on the basis of the Company’s current planning, the planning horizon normally being three to five years. Forecasting involves making assumptions, especially regarding future selling prices, sales volumes, costs, market growth rates, economic cycles and exchange rates. These assumptions are based on internal estimates along with external market studies. Where the recoverable amount is the fair value less costs of disposal, measurement is undertaken from the viewpoint of an independent market participant. Where the recoverable amount is the value in use, the object of valuation is measured as currently used. In either case, net cash flows beyond the planning period are determined on the basis of long-term business expectations using the respective individual growth rates derived from market information. The fair value less costs of disposal is determined on the basis of unobservable inputs (Level 3).

The net cash inflows are discounted at a rate equivalent to the weighted average cost of equity and debt capital. The after-tax cost of capital considers information and risks specific to Animal Health, such as regional focus areas and a capital structure benchmarked against comparable companies in the same industry sector. The cost of equity corresponds to the return expected by stockholders, while the cost of debt is based on the conditions on which comparable companies can obtain long-term financing. Both components are derived from capital market information.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	13

The growth rates applied for impairment testing in 2016, 2017 and 2018 and the capital cost factors are shown in the following table:

	1/2
Impairment Testing Parameters

	Growth rate			After-tax cost of capital
%	2016	2017	2018	2016	2017	2018
Animal Health	0.0	1.0	1.0	5.3	5.0	8.6

Although the estimates of the useful lives of certain assets, assumptions concerning the macroeconomic environment and industry developments, and estimates of the discounted future cash flows are believed to be appropriate, changes in assumptions or circumstances could require changes in the carrying amounts. This could lead to the recognition of additional impairment losses in the future or – except in the case of goodwill – to reversals of previously recognized impairment losses if developments are contrary to expectations.

A sensitivity analysis undertaken for the impairment testing of goodwill was based on a 10% reduction in future cash flows, a 10% increase in the weighted average cost of capital or a one-percentage-point reduction in the long-term growth rate. For all reporting periods the sensitivity analysis showed no impairment loss.

Financial Assets (2018)

The Company adopted IFRS 9 effective January 1, 2018 using the modified retrospective method, resulting in a change to the Company’s accounting policy.

Financial assets include receivables, acquired equity and debt instruments, cash and cash equivalents, and derivatives with positive fair values. Regular-way purchases and sales of financial assets are generally posted on the settlement date. The amount at which a financial asset is initially recognized comprises its fair value and in most cases the transaction costs.

The classification and measurement of financial assets is based in each case on the business model and the characteristics of the cash flows. The business models “hold” and “sell” are applied to divested trade accounts receivable depending on the structure of the respective sale agreements, resulting in measurement at amortized costs or fair value. The option of recognizing debt instruments at fair value through profit or loss under certain conditions is not exercised. In the case of equity instruments that are not held for trading, the option of recognizing future changes in their fair value through Other comprehensive income is generally exercised.

Loss allowances for expected credit losses are recognized for financial assets measured at amortized cost.

14	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Expected defaults on receivables expected over the respective term (stage 2 of the impairment model) is determined for trade accounts receivable based on portfolio-specific default rates. These expected default rates are mainly based on the average defaults on receivables in recent years. In individual cases, these default rates are adjusted during the year for the respective customer portfolio if a significant increase or decrease in defaults is expected in the future. The business model, specific customer circumstances, and the economic environment of the customer’s geographic region are considered when determining the expected default rates. Further differentiation is achieved by taking into account the Company’s various customer groups. Customers are assigned to risk classes with different expected default rates depending on their individual credit risk assessments.

Where action such as insolvency or comparable proceedings has been initiated against a defaulter or other substantial indications exist that receivables are impaired (such as a considerable worsening of creditworthiness or a financial restructuring), the receivables are individually tested for impairment (stage 3 of the impairment model). In addition, all receivables more than 90 days past due are individually tested for impairment during the year.

For other financial assets, the expected credit loss for the next 12 months is determined on first-time recognition and on subsequent measurement using the Monte Carlo simulation method (stage 1 of the impairment model). In the event of a significant increase in the default risk, which is defined as a more than 0.25% increase in the probability of default, the expected credit losses over the respective term of the asset are taken into account (stage 2 of the impairment model). An impairment loss is recognized if there are objective indications of an impairment.

Expected credit losses are not calculated for contract assets or lease receivables due to insignificant carrying amounts.

Financial assets are derecognized when contractual rights to receive cash flows from the financial assets expire or the financial assets were transferred together with all material risks and benefits.

Financial Assets (2017 and 2016)

Financial assets comprise loans and receivables, acquired equity and debt instruments, cash and cash equivalents, and derivatives with positive fair values.

Regular-way purchases and sales of financial assets are generally posted on the settlement date. Financial assets are initially recognized at fair value plus transaction costs. The transaction costs incurred for the purchase of financial assets held at fair value through profit or loss are expensed immediately.

If there are substantial and objective indications of a decline in the value of loans and receivables, held-to maturity financial assets or available-for-sale financial assets, an impairment test is performed. Indications of possible impairment include a high probability of insolvency, a significant deterioration in credit standing, a material breach of contract, operating losses reported by a company over several years, a reduction in market value, the financial restructuring of the debtor, or the disappearance of an active market for the asset.

Impairment losses are generally recorded on receivables in the event of insolvency or similar proceedings being launched, financial restructuring at business partners, or the initiation of enforcement measures. Payment history and past-due receivables are also analyzed, with customer-specific facts assessed in each case.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	15

Financial assets are derecognized when contractual rights to receive cash flows from the financial assets expire or the financial assets are transferred together with all material risks and benefits.

Inventories

Inventories include assets consumed in production or in the rendering of services (raw materials and supplies), assets in the production process for sale (work in process), goods held for sale in the ordinary course of business (finished goods and goods purchased for resale), and advance payments on inventories. Inventories are recognized at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less associated selling expenses.

Cash and cash equivalents

Cash and cash equivalents comprise cash funds and all short-term investments with original maturities of up to three months. Short-term investments are highly liquid and readily convertible into known amounts of cash. The risk of changes in value is insignificant.

Provisions for pensions and other post-employment benefits

Animal Health employees receive post-employment benefits under defined contribution and defined benefit plans. In regards to these plans, employees primarily dedicated to the Company (greater than 50% of an employee’s time) are attributed to Animal Health. For dedicated entities, active and non-active employees were attributed to Animal Health. For shared entities, only active employees were attributed to Animal Health since it is unfeasible to assign inactive employees to Animal Health or Remaining Bayer precisely. The impact of employee transfers between Animal Health and Remaining Bayer is separately presented for each of the reporting periods, with corresponding changes to plan assets and obligations.

In the case of defined contribution plans, the business historically paid contributions to publicly or privately administered pension plans on a mandatory, contractual or voluntary basis. After making the contributions, the business had no further payment obligations. The regular contributions constitute expenses for the year in which they are due. Defined contribution plan expenses are allocated to Animal Health and classified within operating expenses based on employee mappings.

All other post-employment benefit plans are salary defined benefit plans, which may be either unfunded (financed by provisions) or funded (financed through pension funds). Obligations under these plans are measured using actuarial valuations prepared by an external expert.

16	/	Combined Financial Statements Animal Health 2016, 2017, 2018

The present value of provisions attributable to Animal Health employees for defined benefit plans and the resulting expense are calculated in accordance with IAS 19 (“Employee Benefits”) by the projected unit credit method. The future benefit obligations are valued by actuarial methods and spread over the entire employment period using specific assumptions regarding beneficiary structure and the economic environment. These assumptions relate mainly to the discount rate, expected future salary and pension increases, variations in health care costs, and mortality rates. The discount rates used are calculated from the yields of high-quality corporate bond portfolios in specific currencies with cash flows approximately equivalent to the expected disbursements from the pension plans. The uniform discount rate derived from this interest-rate structure is thus based on the yields, at the closing date, of a portfolio of AA-rated corporate bonds whose weighted residual maturities approximately correspond to the duration necessary to cover the entire benefit obligation.

Plan assets are assigned to Animal Health using a pro rata method consistent with the attribution of benefit obligations. Plan assets for inactive employees for shared entities are excluded from Animal Health. The fair value of plan assets is deducted from the present value of the defined benefit obligation for pensions and other post-employment benefits to determine the net defined benefit liability. The fair values of assets without quoted prices in active markets are determined by applying measurement methods on the basis of freely accessible data such as interest rate curves and credit spreads. Plan assets in excess of the benefit obligation are reflected in Other receivables, subject to the asset ceiling specified in IAS 19. The balance of all income and expenses, except the net interest on the net liability, is recognized in Operating income. The net interest on the net liability is reflected in the financial result under financial income and expenses. The effects of remeasurements of the net defined benefit liability are reflected in Other comprehensive income. They consist of actuarial gains and losses, the return on plan assets and changes in the effects of the asset ceiling, less the amounts included in net interest. Deferred taxes relating to the effects of remeasurements are also recognized in Other comprehensive income.

Bayer-Pensionskasse

Employees of Animal Health participate in the Bayer-Pensionskasse VVaG (Bayer-Pensionskasse), Leverkusen, Germany. This plan has been closed to new members since 2005. This legally independent fund is considered a life insurance company and is subject to the German Insurance Supervision Act. The benefit obligations covered by Bayer-Pensionskasse comprise retirement, surviving dependents’ and disability pensions. The Bayer-Pensionskasse pension obligations are classified as a multi-employer plan as defined under IAS 19. A defining characteristic of multi-employer plans is that assets from various employers not under common control are pooled at plan level and used to collectively grant pension benefits to employees. Allocation mechanisms that would permit an exact distribution of the plan assets managed by the pension plan to individual employers often do not exist. The Company applied an estimation method to allocate the proportional share of the assets of the pension plans to Animal Health.

Other Provisions

Other provisions are recognized for present legal and constructive obligations arising from past events that will probably give rise to a future outflow of resources, provided that a reliable estimate can be made of the amount of the obligations. If the projected obligation declines as a result of a change in the estimate, the provision is reversed by the corresponding amount and the resulting income recognized as an operating expense.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	17

Financial Liabilities

Financial Liabilities include Trade accounts payable and other liabilities that are settled in cash and cash equivalents or other financial instruments, as well as negative fair values of derivatives. Financial liabilities are measured at amortized cost with the exception of those carried at fair value, such as derivatives with negative fair values or liabilities designated at fair value through profit or loss.

Other Receivables and Liabilities

Accrued items and other nonfinancial assets and liabilities are carried at amortized cost. They are amortized to income on either a straight-line basis or according to performance of the underlying transaction.

Derivatives

Animal Health uses derivatives to mitigate the risk of changes in currency exchange rates. Derivatives are recognized at the trade date and carried at fair value. Positive fair values at the end of the reporting period are reflected in financial assets and negative fair values are reflected in financial liabilities. Changes in the fair values of these derivatives are recognized directly in profit or loss except where hedge accounting is used.

Changes in the fair values of the effective portion of derivatives designated as cash flow hedges are initially recognized in Other comprehensive income. They are reclassified to profit or loss when the underlying transaction is recognized through profit or loss. The ineffective portion of derivatives designated as cash flow hedges is recognized either in Other operating income, Other operating expenses, or Financial result, depending on the type of underlying transaction. Changes in the fair values of derivatives designated as fair-value hedges and the adjustments in the carrying amounts of the underlying transactions are recognized in profit or loss.

Changes in the fair values of forward exchange contracts and currency options serving as hedges of items in the Statements of Financial Position are reflected in financial income and expenses as exchange gains or losses. Effects from cash flow hedges of forward exchange contracts used to hedge forecasted sales transactions in foreign currencies are initially recognized in other comprehensive income and then reclassified to other operating income or expenses at the time the sales are recognized. Changes in the fair values of stock options or forward stock transactions used to hedge stock-based employee compensation are initially recognized in other comprehensive income and subsequently reclassified to profit or loss in the functional costs over the periods of the Aspire programs.

Related Party and Intercompany Transactions

Transactions between Bayer Group businesses outside the scope of combination and Animal Health are recognized as third party transactions and are disclosed as related party transactions. The treatment of these transactions, which were historically treated as intercompany transactions for purposes of the Bayer consolidated financial statements, depends on the nature of the entities involved. No impairment losses were recognized on receivables from related entities in any of the reporting periods.

18	/	Combined Financial Statements Animal Health 2016, 2017, 2018

As discussed in Note 3.1, Animal Health consists of both dedicated and shared entities. Transactions historically occurred between Animal Health and Remaining Bayer within individual shared entities (“intracompany transactions”). These transactions primarily consisted of local overhead cost allocations, which are treated as contributions from Bayer Group and do not result in related party payables or receivables.

The treatment of related party transactions with Remaining Bayer occurring between separate legal entities depends on the nature of the transaction. These types of transactions primarily include sales and purchasing activity and corporate allocations, such as overhead, employee benefits, and financing. Generally, cost allocations from Remaining Bayer are treated as equity contributions from Bayer Group, while sales and purchases result in amounts payable from or due to Bayer Group. Refer to Note 25 for further details regarding the treatment of these transactions.

Intercompany balances, which represent transactions entirely within Animal Health, are eliminated in preparation of the Combined Financial Statements.

Equity

The equity of Animal Health consists of the Invested equity attributable to the Bayer Group and Other components of equity. Invested equity attributable to the Bayer Group represents Bayer’s historical investment in Animal Health, the net effect of transactions with and allocations from Bayer Group and Animal Health’s accumulated earnings. Other components of equity primarily consist of accumulated currency exchange differences and cash flow hedging activity.

The Company assumed an accumulated amount of Other comprehensive income of zero as of January 1, 2016, due to the infeasibility of estimating historical allocations to the entire Animal Health business. Subsequent amounts of Other comprehensive income are allocated to Animal Health using reasonable methods consistent with the underlying account balances.

Leases

A lease is an agreement whereby the lessor assigns to the lessee the right to use an asset for an agreed period of time in return for a payment or series of payments. Leases are classified as either finance or operating leases. Leasing transactions that transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee are treated as finance leases. All other leasing agreements are classified as operating leases. Whether an agreement constitutes a lease or contains a lease is determined upon inception of the agreement.

In regards to finance leases, the leased asset is capitalized at the lower of the fair value of the asset or the present value of the minimum lease payments at the beginning of the lease term and simultaneously recognized under financial liabilities. The minimum lease payments are divided into the principal portion of the remaining obligation and the financing costs, which are determined using the effective interest method. The leased asset is depreciated by the straight-line method over the shorter of its estimated useful life or the lease term.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	19

When the Company is a lessee in an operating lease, the lease payments are expensed using the straight-line method. When the Company is the lessor, the lease payments received are recognized in combined profit or loss. The leased asset continues to be recognized under Property, plant and equipment in the Combined Statements of Financial Position.

In addition to leasing arrangements with third parties, Animal Health leases land and equipment from Bayer Group. For purpose of the Combined Financial Statements these leasing arrangements are presented as third party transactions in the Combined Statements of Financial Position and Combined Income Statements.

Foreign Currency

The financial information comprising Animal Health is based on each entity’s functional currency. Refer to Note 3.1 for the specific entities included within the scope of combination for Animal Health. An entity’s functional currency is that of the economic environment in which it primarily operates. The majority of Animal Health entities carry out their activities autonomously from a financial, economic and organizational point of view, and their functional currencies are therefore the respective local currencies.

When preparing the Combined Statements of Financial Position, non-euro denominated assets and liabilities are translated into euros using the closing rates of each period presented. Income and expense items and cash flows are translated into euros at average annual rates. The components of equity are translated at the historical exchange rates prevailing at the respective dates of their first-time recognition in Animal Health.

The exchange differences arising between the resulting amounts and those obtained by translating at closing rates are recognized as Other comprehensive income.

The exchange rates for major currencies against the euro varied as follows:

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Exchange Rates for Major Currencies

		BRL	CAD	CNY	GBP	JPY	RUB	USD
		Brazil	Canada	China	U.K.	Japan	Russia	U.S.A.
Closing rate	2016	3.43	1.42	7.35	0.86	123.36	64.30	1.05
	2017	3.98	1.51	7.81	0.89	135.01	69.41	1.20
	2018	4.44	1.56	7.87	0.89	125.87	79.76	1.15
Average rate	2016	3.84	1.47	7.36	0.82	120.06	73.79	1.11
	2017	3.59	1.46	7.61	0.88	126.39	65.71	1.13
	2018	4.29	1.53	7.80	0.88	130.38	73.87	1.18

Currency translation for Animal Health is calculated based on the value of assets and liabilities attributed to the Company.

Hedging transactions for Animal Health are mainly initiated by Bayer Animal Health or KVP Kiel with Bayer. For the purpose of the Combined Financial Statements all hedging transaction were treated as third party transactions. All hedged items and hedged instruments that are related to Animal Health dedicated entities, were reflected in the Combined Financial Statements.

20	/	Combined Financial Statements Animal Health 2016, 2017, 2018

2. Effects of new financial reporting standards

Financial reporting standards applied for the first time in 2016

The first-time application of the following amended financial reporting standards had no impact, or no material impact, on the presentation of Animal Health’s financial position or results of operations.

In May 2014, the IASB published amendments to IAS 16 (“Property, Plant and Equipment”) and IAS 38 (“Intangible Assets”) entitled “Clarification of Acceptable Methods of Depreciation and Amortisation.” These amendments clarify that revenue-based depreciation of property, plant and equipment or amortization of intangible assets is inappropriate.

In May 2014, the IASB published amendments to IFRS 11 (“Joint Arrangements”) entitled “Accounting for Acquisitions of Interests in Joint Operations.” The amendments clarify the accounting for the acquisition of an interest in a joint operation in which the activity constitutes a business.

In December 2014, the IASB published its Disclosure Initiative containing amendments to IAS 1 (“Presentation of Financial Statements”), which are intended to clarify the disclosure requirements. They relate to materiality, line-item aggregation, subtotals, the structure of the Notes to the financial statements, the identification of significant accounting policies and the separate disclosure of the other comprehensive income of associates and joint ventures.

In December 2014, the IASB published amendments to IFRS 10 (“Consolidated Financial Statements”), IFRS 12 (“Disclosure of Interests in Other Entities”) and IAS 28 (“Investments in Associates and Joint Ventures”) entitled “Investment Entities: Applying the Consolidation Exception.” The amendments largely clarify which subsidiaries an investment entity must consolidate and which must be recognized at fair value through profit or loss.

Financial reporting standards applied for the first time in 2017

The first-time application of the following amended financial reporting standards had no impact, or no material impact, on the presentation of Animal Health’s financial position or results of operations.

In January 2016, the IASB published amendments to IAS 7 (“Statement of Cash Flows”) under the title “Amendments to IAS 7: Disclosure Initiative.” The following changes in liabilities arising from financing activities must be disclosed: (a) changes from financing cash flows; (b) changes arising from obtaining or losing control of subsidiaries or other businesses; (c) the effect of changes in foreign exchange rates; (d) changes in fair values; (e) other changes.

In January 2016, the IASB also published amendments to IAS 12 (“Income Taxes”) under the title “Recognition of Deferred Assets for Unrealized Losses.” These amendments clarify that in the case of assets recognized at fair value (e.g. fixed-rate debt instruments) where the taxable value is the cost of acquisition, unrealized losses result in deductible temporary differences, irrespective of the future use of the asset. Further, when estimating future taxable profits for the purpose of recognizing deferred tax assets, the tax deductions resulting from the reversal of other deductible temporary differences must be eliminated.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	21

In December 2016, the IASB published “Annual Improvements to IFRS Standards 2014 - 2016 Cycle” as part of its annual improvements project. The changes relating to IFRS 12 (“Disclosure of Interest in Other Entities”) primarily pertain to clarifications.

Financial reporting standards applied for the first time in 2018

IFRS 9 (“Financial Instruments”) and IFRS 15 (“Revenue from Contracts with Customers”) were applied for the first time as of January 1, 2018. The Company elected the modified retrospective approach for both standards, accounting for the aggregate amount of any transition effects by way of an adjustment to equity and presenting the comparative periods in line with previous rules.

The effects that the first time application of IFRS 9 and IFRS 15 had on equity are detailed in the table below.

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Invested equity attributable to Bayer Group Reconcilation IFRS 9 and IFRS 15

€ million
Invested equity attributable to Bayer Group as of December 31, 2017	1,386
Effects of IFRS 9	(1)
Effects of IFRS 15	16
Invested equity attributable to Bayer Group as of January 1, 2018	1,401

IFRS 9 is the new standard for accounting for financial instruments. It replaces the previous rules under IAS 39 (“Financial Instruments: Recognition and Measurement”). Animal Health applied IFRS 9 using the modified retrospective approach for the first time effective January 1, 2018, accounting for the aggregate amount of any transition effects by way of an adjustment to equity and presenting the comparative periods in line with previous rules.

Based on the Company’s investment holdings, the overall impact of IFRS 9 on the value of equity instruments was immaterial.

IFRS 9 introduces new provisions for the classification and measurement of financial assets and replaces the current rules on the impairment of financial assets. The new standard requires a change in accounting methods for the effects resulting from a change in the Company’s own credit risk for financial liabilities classified at fair value and modifies the requirements for hedge accounting. The classification and measurement of financial liabilities are otherwise largely unchanged from the existing regulations.

Under IFRS 9, the classification and measurement of financial assets is determined by the Company’s business model and the characteristics of the cash flows of each financial asset. In the case of equity instruments held as of January 1, 2018, that are not held for trading, Animal Health has uniformly opted to recognize future changes in their fair value through Other comprehensive income and to continue to classify these changes as equity upon the derecognition of the financial instrument. As for new instruments, Animal Health can opt to make use of this option on an instrument-by-instrument basis upon recognition, but it must continue to do so thereafter.

22	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Changes in the classification and measurement of financial assets led to the following effects as at the date of first-time application:

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Financial Assets Reconciliation from IAS 39 to IFRS 9

€ million
Measurement category[1] (IAS 39)	Carrying amount Dec. 31, 2017 (IAS 39)	Effect of the expected loss model	Carrying amount Jan. 1, 2018 (IFRS 9)	Measurement category[2] (IFRS 9)
Trade accounts receivable
LaR	181	(1)	180	AC
Other financial assets
LaR	923	–	923	AC
AfS - equity instruments	2	–	2	FVTOCI (no recycling)
Derivatives	8	–	8	Derivatives
Other receivables
LaR	11	–	11	AC
Total financial assets	1,125	(1)	1,124

[1]	AfS: available for sale; at fair value through Other comprehensive income
LaR: loans and receivables; at amortized cost
[2]	AC: at amortized cost
FVTOCI: at fair value through Other comprehensive income

The standard had no effects on financial liabilities.

The following table shows the effects of the first-time application of IFRS 9 on Invested equity attributable to Bayer Group and Other comprehensive income in the Combined Statements of Comprehensive Income, broken down by measurement category:

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Effects of First-Time Application of IFRS 9 on Invested Equity Attributable to Bayer Group and Other Comprehensive Income

€ million
Measurement category (IAS 39)[1]	Measurement category (IFRS 9)[1]	Invested equity effect as of Jan. 1, 2018	OCI effect as of Jan. 1, 2018
Trade accounts receivable
LaR	AC	(1)	-
Total financial assets		(1)	-

1  See table 2/2 for definition of measurement categories.

As of the transition date, the Company did not have any financial assets or liabilities measured at fair value using unobservable inputs (Level 3).

The overall impact of IFRS 9 on the Company’s loss allowances was immaterial as of the transition date.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	23

For hedge accounting, Animal Health has opted to prospectively apply IFRS 9 from January 1, 2018. If only the intrinsic value of an option is designated as a hedging instrument in a hedging relationship, IFRS 9 requires that changes in the fair value of the time value of options during the hedging period initially be recognized as other comprehensive income in the Combined Statements of Comprehensive Income. The release of the accumulated amounts, either in the form of a basis adjustment or directly through profit or loss, depends on the type of hedged transaction. In contrast to the other rules on hedge accounting, the revised accounting method is to be applied retrospectively. Animal Health opted to not change the accounting treatment for foreign currency derivatives upon adoption of IFRS 9. As at the transition date, these changes did not have any material impact on the presentation of the Company’s financial position and results of operations.

In October 2017, the IASB published an amendment to IFRS 9 under the title “Prepayment Features with Negative Compensation.” It also published a clarification regarding the accounting for a modification of a financial liability that does not result in its derecognition. For these nonsubstantial modifications, modification gains or losses – including the costs of the modification – must be immediately recognized in profit or loss. This amendment to IFRS 9 is to be applied for annual periods beginning on or after January 1, 2018. This amendment did not have any impact on the presentation of the Company’s financial position and results of operations.

IFRS 15 – Revenue from Contracts with Customers

IFRS 15 introduced the five-step model for revenue recognition from contracts with customers. Under the standard, revenue is recognized at amounts that reflect the consideration that an entity expects to be entitled to receive in exchange for transferring goods or services to a customer. Under the new standard, the Company primarily recognizes revenue from performance obligations satisfied at a point in time when control of goods or services has been transferred to a customer. In addition, IFRS 15 clarifies the allocation of individual topics to (new) line items in the Combined Statements of Financial Position and to functional cost items in the Combined Statements of Income, and whether gross or net amounts are to be presented.

The Company adopted IFRS 15 effective January 1, 2018, using the modified retrospective method. Under the modified retrospective method, the aggregate transition effect is recorded by an adjustment to equity as of January 1, 2018. Comparative period balances for 2016 and 2017 are presented in accordance with the prior standards and remain unchanged. The Company elected to retrospectively apply the new standard to uncompleted contracts as of January 1, 2018, reflecting the aggregate effect of all contract modifications that occurred prior to the date of first-time application in accordance with IFRS 15.C7A(b).

The adoption of IFRS 15 has led to the following effects:

//	Changes in the timing of recognition – As of December 31, 2015, the Company had a €21 million deferred income balance related to the proceeds from a divestiture transaction in 2015, which was classified in Other provisions. Under IFRS 15, the proceeds from this transaction would have been recognized immediately, resulting in the elimination of the deferred income balance. The introduction of IFRS 15 resulted in a €20 million decrease in Net sales in 2018 and a €5 million decrease in deferred tax expenses in 2018.

24	/	Combined Financial Statements Animal Health 2016, 2017, 2018

//	Presentational changes:

•	IFRS 15 changes the presentation of expected product returns within the statement of financial position from net to gross in cases where returns are expected to be resalable and Animal Health will refund the purchase price. The refund liabilities resulting from the gross presentation include amounts expected to be refunded upon product return. Prior to the adoption of IFRS 15, Animal Health presented the margin of expected returns on a net basis in Other provisions. Due to the nature of products sold by the Company, right of return assets are not recognized in inventories for expected customer returns.

•	Amounts already received (or receivable) but expected to be refunded to the customer are presented as “refund liabilities” under IFRS 15. These amounts typically relate to expected volume rebates and expected product returns and were previously presented within Other provisions.

•	Advance payments received (or receivable) in connection with product deliveries were previously recognized in trade accounts payable. Advance payments received (or receivable) relating to right-to-access licenses and service contracts recognized over time were previously presented as deferred income in Other liabilities. With the introduction of IFRS 15, both are presented as contract liabilities. Within the statement of cash flows, the decline in trade accounts payable resulting from the presentational change is set against a corresponding change in “other working capital, other noncash items.”

Combined Financial Statements Animal Health 2016, 2017, 2018	/	25

Adoption of IFRS 15 under the modified retrospective approach had the following impact on the opening statement of financial position as of January 1, 2018:

2/4
IFRS 15 Accounting Changes: Combined Statements of Financial Position as of January 1, 2018

	Dec 31, 2017			Jan 1, 2018
	Before accounting changes	Presentational changes	Changes in timing of recognition	After accounting changes
EUR million
Inventories	259	–	–	259

Invested equity attributable to Bayer Group	1,386	–	16	1,402
Contract liabilities (noncurrent)	–	3	(1)	2
Other liabilities (noncurrent)	4	(3)	–	1
Deferred taxes	34	–	5	39
Other provisions (current)	113	(44)	–	69
Refund liabilities (current)	–	44	–	44
Contract liabilities (current)	–	20	(20)	–
Trade accounts payable	135	(1)	–	134
Other liabilities (current)	52	(19)	–	33

The transition to IFRS 15 had the following impact on the Statement of Financial Position as of December 31, 2018:

2/5

Reconcilliation IFRS 15 to IAS 18 for Presentational Changes: Combined Statement of Financial Position as of December 31, 2018

€ million	IFRS 15 December 31, 2018	Presentational changes	IAS 18 December 31, 2018
Inventories	281	–	281
Other provisions (noncurrent)	24	–	24
Other liabilities (noncurrent)	7	–	7
Other provisions (current)	65	52	117
Refund liabilities (current)	52	(52)	–
Contract liabilities (current)	2	(2)	–
Trade accounts payable	150	2	152
Other liabilities (current)	35	–	35

In addition to IFRS 9 and IFRS 15, the following changes were applied as of January 1, 2018, but did not have any material impact on the Animal Health’s financial position and results of operations.

26	/	Combined Financial Statements Animal Health 2016, 2017, 2018

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Amendments to standards with no material impact

Amendments to standards/intrepretations		Mandatory application
IFRS 2	Amendment "Classification and Measurement of Share-based Payment Transactions"	Jan. 1, 2018
IFRS 9	Amendment "Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts"	Jan. 1, 2018
IAS 40	Amendment "Transfers of Investment Property"	Jan. 1, 2018
IFRIC 22	Foreign Currency Transactions and Advance Consideration	Jan. 1, 2018
	Annual Improvement to IFRS Standards 2014-2016 Cycle	Jan. 1, 2018

Published financial reporting standards that have not yet been applied

The IASB and the IFRS Interpretations Committee have issued the following standards, amendments to standards, and interpretations whose application was not yet mandatory for the 2018 fiscal year. The following IFRS and interpretations have not yet been applied by the Company:

2/7
Published financial reporting standards that have not yet been applied

Amendments to standards/interpretations		Mandatory application	Anticipated effects
IFRS 3	Amendment to IFRS 3 Business Combinations	Jan. 1, 2020	Effects currently being evaluated
IFRS 9	Prepayment Features with Negative Compensation	Jan. 1, 2019	No material effects expected
IFRS 16	Leases	Jan. 1, 2019	See following explanations
IFRS 17	Insurance Contracts	Jan. 1, 2021	Effects currently being evaluated
IAS 1, IAS 8	Amendments to IAS 1 and IAS 8: Definition of Material	Jan. 1, 2020	Effects currently being evaluated
IAS 19	Amendments to IAS 19 (Employee Benefits): Plan Amendments, Curtailments or Settlements	Jan. 1, 2019	No material effects expected
IAS 28	Long-term Interests in Associates and Joint Ventures	Jan. 1, 2019	No material effects expected
IFRIC 23	Uncertainty over Income Tax Treatments	Jan. 1, 2019	No material effects expected
	Annual Improvements to IFRS Standards 2015-2017 Cycle	Jan. 1, 2019	No material effects expected
	Amendments to References to the Conceptual Framework in IFRS Standards	Jan. 1, 2020	Effects currently being evaluated

The information below pertains only to future amendments to accounting standards whose foreseeable effects – if any – could be material to Animal Health’s financial position or results of operations.

IFRS 16 - Leases

In January 2016, the IASB published the new standard for lease accounting, IFRS 16 (“Leases”), which replaces the rules contained in IAS 17 (“Leases”) along with the associated interpretations. The new standard is to be applied for annual periods beginning on or after January 1, 2019. The standard introduces a single lessee accounting model, requiring lessees to recognize assets for granted rights of use and corresponding lease liabilities. It eliminates the previous requirement for lessees to differentiate between operating leases – without recognizing the respective assets or liabilities – and finance leases. However, IFRS 16 contains the option of exercising exemptions for the recognition of short-term leases and those pertaining to low-value assets. As under the previous standard, IAS 17, lessors are required to differentiate between operating and finance leases. According to IFRS 16, subleases are classified with reference to the right-of-use asset arising from the sublease in relation to the head lease.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	27

The Company will apply IFRS 16 for the first time as of January 1, 2019, retrospectively without restating the prior-year figures. Upon transition, various options and practical expedients can be applied as of the transition date for lease agreements in which Animal Health is the lessee. On the date of first-time application, no additional assessment will be undertaken with regard to whether a contract represents or contains a leasing relationship. For contracts previously classified as operating leases, Animal Health will measure the lease liabilities as of the date of first-time application of IFRS 16 at the present value of the outstanding lease payments, using as the discount rate the respective incremental borrowing rate as of that date. On the date of first-time application, the right-of-use asset will generally be measured at the amount of the lease liability, adjusted by the amounts of any prepaid or accrued lease payments and / or provisions for onerous leases recognized in the statement of financial position as of December 31, 2018. Initial direct costs will not be taken into account in the measurement of the right-of-use asset as of the date of first-time application. The Company will perform the analysis of lease liabilities based on the facts and circumstances that exist as of the date of first-time application.

Animal Health plans to elect to exempt intangible assets from the scope of application of IFRS 16 and will apply the exemptions for short-term leases commencing after Dec. 31, 2018.

The first-time application of IFRS 16 as of January 1, 2019, is anticipated to result in the recognition of additional lease liabilities and right-of-use assets of approximately €10 million.

In the Combined Statements of Income, Animal Health will cease recognizing expenses for operating leases in Operating income and will instead recognize the amortization of the right-of-use assets and the interest expense for the lease liabilities under IFRS 16. An analogous effect will occur in the Combined Statement of Cash Flows, where IFRS 16 leads to an improvement in the operating cash flow by reducing cash outflows for operating activities, while the repayment component of lease payments and the interest expense will be recognized in the financing cash flow.

3. Scope of combination and acquisition

3.1 Scope of combination

The Combined Financial Statements of Animal Health consist of both dedicated entities and shared entities. Dedicated entities are comprised entirely of Animal Health operations, with all assets and liabilities attributed to the Company. The shared entities consist of both Animal Health and Remaining Bayer operations, with assets and liabilities attributed to both Animal Health and Remaining Bayer. Shared entity costs are allocated when direct attribution is not possible.

28	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Animal Health consists of the following entities for all periods presented.

3/1
Scope of Combination

Company name	Registered Office	Entity Type
KVP Pharma+Veterinär Produkte GmbH	Kiel, Germany	Dedicated
Bayer (Sichuan) Animal Health Co., Ltd.	Chengdu, China	Dedicated
Bayer Animal Health GmbH	Leverkusen, Germany	Dedicated
Bayer HealthCare Animal Health Inc.	St. Joseph, USA	Dedicated
PT. Bayer Indonesia	Jakarta, Indonesia	Shared
Bayer Philippines, Inc.	Laguna, Philippines	Shared
Bayer Türk Kimya Sanayii Limited Sirketi	Istanbul, Turkey	Shared
Bayer Yakuhin, Ltd.	Osaka, Japan	Shared
Bayer S.A.	Buenos Aires, Argentina	Shared
Bayer Australia Limited	Pymble, Australia	Shared
Bayer NV	Antwerp, Belgium	Shared
Bayer S.A.	San Jose, Costa Rica	Shared
Bayer S.A.	Santiago de Chile, Chile	Shared
Bayer S.A.	San Salvador, El Salvador	Shared
Bayer S.A.	Guatemala City, Guatemala	Shared
Bayer de México, S.A. de C.V.	Mexico City, Mexico	Shared
Bayer S.A.	Quito, Ecuador	Shared
Bayer S.p.A.	Milan, Italy	Shared
Bayer B.V.	Maastricht, Netherlands	Shared
Bayer HealthCare SAS	Loos, France	Shared
Bayer Portugal, Lda.	Carnaxide, Portugal	Shared
Bayer S.A	Montevideo, Uruguay	Shared
Bayer S.A.	Lima, Peru	Shared
Bayer S.A.	Managua, Nicaragua	Shared
Bayer Public Limited Company	Cambridge, United Kingdom	Shared
Bayer Austria Gesellschaft m.b.H.	Vienna, Austria	Shared
Bayer (Proprietary) Limited	Isando, South Africa	Shared

Combined Financial Statements Animal Health 2016, 2017, 2018	/	29

3/1
Continue Scope of Combination

Company name	Registered Office	Entity Type
Bayer New Zealand Limited	Auckland, New Zealand	Shared
Bayer Hispania, S.L.	Sant Joan Despí, Spain	Shared
Bayer HealthCare LLC	Whippany, USA	Shared
Bayer Inc.	Mississauga, Canada	Shared
Bayer S.A.	Panama City, Panama	Shared
Bayer Thai Co., Ltd.	Bangkok, Thailand	Shared
Bayer A/S	Copenhagen, Denmark	Shared
Bayer S.A.	Santo Domingo, Dominican Rep.	Shared
Bayer S.A. de C.V.	Tegucigalpa, Honduras	Shared
Bayer Taiwan Company Ltd.	Taipei, Taiwan	Shared
Bayer Korea Ltd.	Seoul, Korea	Shared
Bayer Hungária Kft.	Budapest, Hungária	Shared
Bayer Sp. z o.o.	Warsaw, Poland	Shared
Bayer (China) Limited	Shanghai, China	Shared
AO Bayer	Moscow, Russia	Shared
Bayer Healthcare Co., Ltd.	Beijing, China	Shared
Bayer S.A.	Asunción, Paraguay	Shared
Bayer Vital GmbH	Leverkusen, Germany	Shared
Bayer Pharmaceuticals Private Limited	Thane, India	Shared
Bayer Business Services GmbH	Leverkusen, Germany	Shared
Bayer S.A.S.	Lyon, France	Shared
Bayer Co. (Malaysia) Sdn Bhd	Petaling Jaya, Malaysia	Shared
Bayer S.A.	Bogotá, Colombia	Shared
Bayer Vietnam Ltd.	Biên Hòa City, Vietnam	Shared
Bayer S.A.	Sao Paulo, Brazil	Shared
Bayer U.S. LLC	Whippany, USA	Shared
Bayer East Africa Ltd.	Nairobi, Kenya	Shared
Bayer Ltd.	Kiev, Ukraine	Shared
Bayer Holding Ltd.	Tokyo, Japan	Shared
Bayer Middle East FZE	Dubai, United Arab Emirate	Shared
Bayer Intellectual Property GmbH	Monheim, Germany	Shared
Dritte Bayer Real Estate VV GmbH & Co. KG	Schönefeld, Germany	Shared
Bayer West-Central Africa S.A.	Abidjan, Ivory Coast	Shared
Bayer Aktiengesellschaft	Leverkusen, Germany	Shared
Bayer Pharma AG	Berlin, Germany	Shared

3.2 Acquisition

On January 3, 2017, Animal Health acquired the Cydectin™ portfolio in the United States from Boehringer Ingelheim Vetmedica, Inc., St. Joseph, Missouri, United States for a purchase price of €158 million, which the Company accounted for as an asset deal. The acquired portfolio includes the CYDECTIN Pour-On, CYDECTIN Injectable and CYDECTIN Oral Drench endectocides for cattle and sheep. The acquisition is intended to strengthen the Company’s antiparasitics portfolio in the United States. The purchase price pertained mainly to trademarks and goodwill, which is fully tax-deductible. The goodwill included expected synergies and cost savings in the selling and general administration functions, in addition to the sales synergies resulting from combined product offerings.

The effects of this transaction – as of the acquisition date – on the Animal Health’s assets and liabilities are shown in the following table.

30	/	Combined Financial Statements Animal Health 2016, 2017, 2018

3/2
Acquired Assets (Fair Values at the Acquisition Date)

€ million
Goodwill	51
Trademarks	85
Production rights	4
Inventories	18
Net assets	158
Purchase price	158
Net cash outflow for acquisitions	158

In fiscal 2017, the Cydectin™ business contributed €31 million to the sales of Animal Health. After-tax income of €5 million was recorded for the Cydectin™ business in the same period since the acquisition date.

4. Net sales

The Company’s net sales are derived primarily from product deliveries. During each of the reporting periods, the Company recognized sales to customers in each of the following markets:

4/1
Net sales - by Geography

€ million	2016	2017	2018
Europe / Middle East / Africa	453	448	413
North America	623	653	631
Asia / Pacific	302	319	320
Latin America	158	156	146
Total	1,536	1,576	1,510

Sales of €4 million were recognized in 2018 from performance obligations already satisfied in previous years. These sales primarily resulted from adjustments to refund liabilities for expected product returns and from rebates to be granted and pertain to customer contracts which have original terms in excess of one year.

The Company has certain sales contracts with minimum sales commitments. The unfulfilled performance obligations for these contracts are expected to be reclassified into profit and loss as follows, based on the underlying contract terms and estimated dates of delivery:

4/2
Allocation of Transaction Price to Unfulfilled Performance Obligations

€ million	Dec. 31, 2018
Transaction price outstanding as of Dec. 31, 2018	83
of which to be recognized within 1 year	16
of which to be recognized between 1 and 2 years	16
of which to be recognized between 2 and 3 years	17
of which to be recognized between 3 and 4 years	17
of which to be recognized between 4 and 5 years	17
of which to be recognized after more than 5 years	–

Combined Financial Statements Animal Health 2016, 2017, 2018	/	31

Contract liabilities mainly result from advance payments by customers for product deliveries and are generally recognized as sales within one year. Contract liabilities were approximately €2 million as of December 31, 2018 and €2 million as of January 1, 2018, the Company’s transition date for IFRS 15.

5. Other operating income

Other operating income is comprised of the following:

	5/1
Other Operating Income

€ million	2016	2017	2018
Gains on retirements of noncurrent assets	5	–	–
Reversal of impairment losses on receivables	1	1	2
Gains from derivatives	5	5	6
Miscellaneous operating income	3	5	6
Total	14	11	14

In 2017, Miscellaneous operating income includes gains from the Company’s long-term incentive compensation hedging activities (€1 million).

In 2018, Miscellaneous operating income was primarily comprised of a litigation settlement in Germany related to royalty licensing arrangements (€3 million) and a working capital adjustment settlement associated with the Company’s 2013 Teva acquisition (€2 million).

6. Other operating expenses

Other operating expenses are comprised of the following:

	6/1
Other Operating Expenses

€ million	2016	2017	2018
Losses on retirements of noncurrent assets	–	(1)	–
Impairment losses on receivables	(3)	(4)	(2)
Losses from derivatives	(7)	(5)	(5)
Miscellaneous operating expenses	(5)	(10)	(7)
Total	(15)	(20)	(14)

In 2016 and 2018, Miscellaneous operating expenses includes €1 million in legal expenses in the United States.

In 2017, Miscellaneous operating expenses includes €2.5 million in legal expenses in the United States and €2 million related to penalties claimed by fiscal authorities in Costa Rica.

32	/	Combined Financial Statements Animal Health 2016, 2017, 2018

7. Personnel expenses

Personnel expenses consisted of the following:

	7/1
Personnel Expenses

€ million	2016	2017	2018
Salaries	261	273	248
Social security expenses and expenses for pensions and other benefits	65	81	69
of which for defined contribution pension plans	19	19	18
of which for defined benefit and other pension plans	10	14	13
Total	326	354	317

The interest portion of personnel-related expenses – mainly for pensions and other post-employment benefits – is included within Financial result on the Combined Statements of Income.

8. Financial result

8.1 Net interest expense

The net interest expense is comprised of the following:

			8/1
Net Interest Expense

€ million	2016	2017	2018
Interest expense	(10)	(9)	(2)
Interest income	5	5	1
Total	(5)	(4)	(1)

The interest expense and interest income included above resulted entirely from financial liabilities and financial assets, respectively.

8.2 Other financial income and expenses

Other financial income and expenses were comprised as follows:

			8/2
Other Financial Income and Expenses

€ million	2016	2017	2018
Expenses
Interest portion of interest-bearing provisions	(4)	(4)	(4)
Exchange loss	–	(4)	(2)
Miscellaneous financial expenses	–	(2)	(2)
Income
Exchange gain	1	–	–
Total	(3)	(10)	(8)

Combined Financial Statements Animal Health 2016, 2017, 2018	/	33

9. Taxes

The tax expense comprises the following major components:

9/1
Major components of tax expense

€ million	2016	2017	2018
Taxes paid or accrued
Current income taxes	(105)	(58)	(86)
Germany	(65)	(41)	(45)
Other countries	(40)	(17)	(41)

Deferred taxes	24	(28)	10
from temporary differences	19	(37)	(4)
from tax loss and interest carryforwards and tax credits	5	9	14

Total	(81)	(86)	(76)

Current income taxes comprise current income tax expenses from prior years of €7 million in 2018 (2017: €-1 million, 2016: €3 million).

Deferred tax assets and liabilities result from the following temporary differences and tax loss carryforwards:

9/2
Deferred Tax Assets and Liabilities

	Dec. 31, 2016		Dec. 31, 2017		Dec. 31, 2018
€ million	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Intangible assets	5	–	4	–	5	–
Property, plant and equipment	11	5	2	3	6	5
Financial assets	2	–	–	1	2	–
Inventories	91	19	83	27	92	28
Receivables	1	2	–	13	–	19
Other assets	–	–	1	–	–	–
Provisions for pensions and other post-employment benefits	51	22	72	45	90	63
Other provisions	17	1	14	1	12	1
Liabilities	31	–	26	–	25	–
Tax loss carryforwards	–	–	1	–	–	–
Tax credits	–	–	–	–	–	–
Total before netting	209	49	203	90	232	116
Netting	(31)	(31)	(56)	(56)	(77)	(77)
Total	178	18	147	34	155	39

Based on the separate tax return approach described in Note 1.3, for shared entities that did not constitute separate income tax payers in the reporting periods, current tax expenses and tax income were recognized in the Combined Financial Statements in the year in which they arose as non-cash contributions or withdrawals by the respective stockholders. As a result, current tax liabilities were reduced by €70 million in 2018 (2017: €63 million; 2016: €64 million).

34	/	Combined Financial Statements Animal Health 2016, 2017, 2018

For shared entities which are not separate income tax payers, deferred tax assets for tax losses carryforwards of 2018 by €28 million (2017: €13 million; 2016: €5 million) were derecognized as non-cash withdrawals, because the tax losses pertain to the respective shareholders.

Deferred tax assets on tax loss carryforwards at an amount of €0 million in 2018 (2017: €1 million; 2016: €0 million) were recognized for fully dedicated entities which suffered a taxable loss in the current or previous period.

In addition to the tax loss carryforwards for which deferred tax assets were recognized, the Group owns tax loss carryforwards from fully dedicated entities for which utilization is not probable as of reporting date:

9/3
Tax loss carryforwards

by expiration date[1]

€ million	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018
After 5 years	84	95	102
Total	84	95	102

1 The tax loss carryforwards for which no deferred assets were capitalized are related to state tax losses suffered in the United States.

No deferred tax liabilities were recognized for taxable temporary differences associated with investments in subsidiaries amounting €73 million in 2018 (2017: €56 million; 2016: €37 million) as the Group is able to control the timing of the reversals and the temporary differences will not reverse in the foreseeable future.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	35

The following table shows the reconciliation of expected to reported income tax expense and of applicable to effective tax rate for the Group:

9/4
Reconciliation of Expected to Actual Income tax expense

	Dec. 31, 2016		Dec. 31, 2017		Dec. 31, 2018
	€ million	%	€ million	%	€ million	%
Expected income tax expense[1] and expected tax rate	80	26.3%	79	28.0%	74	25.6%
Reduction in taxes due to tax-free income	(1)	(0.2)%	(1)	(0.4)%	(1)	(0.3)%
First-time recognition of previously unrecognized deferred tax assets on tax loss and carryforwards	–	–	–	–	–	–
Use of tax loss carryforwards on which deferred tax assets were not previously recognized	–	–	–	–	–	–
Increase in taxes due to non-tax-deductible expenses	2	0.8%	2	0.9%	2	0.7%
New tax loss and interest carryforwards unlikely to be usable	–	–	1	0.4%	–	–
Existing tax loss carryforwards on which deferred tax assets were previously recognized but which are unlikely to be usable	–	–	–	–	–	–
Tax income (-) and expenses (+) relating to other periods	(1)	(0.3)%	(1)	(0.3)%	3	0.9%
Tax effects of changes in tax rates	1	0.2%	8	2.7%	–	(0.1)%
Other tax effects	–	(0.2)%	(2)	(0.7)%	(2)	(0.7)%
Actual income tax expense and effective tax rate	81	26.6%	86	30.6%	76	26.2%

1 Expected income tax expense is calculated by applying an expected weighted average tax rate to the pre-tax income of the Group. This average rate was determined on the basis of expected tax rates for the individual Group companies.

36	/	Combined Financial Statements Animal Health 2016, 2017, 2018

10. Goodwill and other intangible assets

Changes in intangible assets in the years presented were as follows:

10/1
Changes in Intangible Assets (2018)

€ million	Acquired goodwill	Patents and technologies	Trade- marks	Marketing and distribution rights	Production rights	R&D projects	Other rights and advance payments	Total
Cost of acquisition or generation, December 31, 2017	95	15	115	50	4	3	41	323
Acquisitions	–	–	–	–	–	–	–	–
Capital expenditures	–	–	–	–	–	5	–	5
Retirements	–	–	–	–	–	–	–	–
Transfers	–	–	–	–	–	–	–	–
Exchange differences	2	–	5	3	–	–	1	11
December 31, 2018	97	15	120	53	4	8	42	339
Accumulated amortization and impairment, December 31, 2017	–	12	38	14	2	–	26	92
Retirements	–	–	–	–	–	–	–	–
Amortization and impairment losses	–	–	11	4	1	–	2	18
Amortization	–	–	5	4	1	–	2	12
Impairment losses	–	–	6	–	–	–	–	6
Impairment loss reversals	–	–	–	–	–	–	–	–
Exchange differences	–	1	1	2	1	–	(1)	4
December 31, 2018	–	13	50	20	4	–	27	114
Carrying amounts, December 31, 2018	97	2	70	33	–	8	15	225
Carrying amounts, December 31, 2017	95	3	77	36	2	3	15	231

Combined Financial Statements Animal Health 2016, 2017, 2018	/	37

10/2
Changes in Intangible Assets (2017)

€ million	Acquired goodwill	Patents and technologies	Trade- marks	Marketing and distribution rights	Production rights	R&D projects	Other rights and advance payments	Total
Cost of acquisition or generation, December 31, 2016	56	15	44	55	–	4	47	221
Acquisitions	51	–	85	–	4	–	–	140
Capital expenditures	–	–	–	2	–	–	1	3
Retirements	–	–	–	(2)	–	–	(2)	(4)
Transfers	–	–	–	1	–	(1)	–	–
Exchange differences	(12)	–	(14)	(6)	–	–	(5)	(37)
December 31, 2017	95	15	115	50	4	3	41	323
Accumulated amortization and impairment, December 31, 2016	–	12	27	15	–	–	26	80
Retirements	–	–	–	(2)	–	–	(1)	(3)
Amortization and impairment losses	–	–	13	4	1	–	5	23
Amortization	–	–	3	4	1	–	5	13
Impairment losses	–	–	10	–	–	–	–	10
Impairment loss reversals	–	–	–	–	–	–	–	–
Exchange differences	–	–	(2)	(3)	1	–	(4)	(8)
December 31, 2017	–	12	38	14	2	–	26	92
Carrying amounts, December 31, 2017	95	3	77	36	2	3	15	231
Carrying amounts, December 31, 2016	56	3	17	40	–	4	21	141

38	/	Combined Financial Statements Animal Health 2016, 2017, 2018

10/3
Changes in Intangible Assets (2016)

€ million	Acquired goodwill	Patents and technologies	Trade- marks	Marketing and distribution rights	Production rights	R&D projects	Other rights and advance payments	Total
Cost of acquisition or generation, December 31, 2015	55	15	80	52	–	4	45	251
Acquisitions	–	–	–	–	–	–	–	–
Capital expenditures	–	–	–	1	–	–	1	2
Retirements	–	–	(37)	–	–	–	(1)	(38)
Transfers	–	–	–	–	–	–	–	–
Exchange differences	1	–	1	2	–	–	2	6
December 31, 2016	56	15	44	55	–	4	47	221
Accumulated amortization and impairment, December 31, 2015	–	12	62	9	–	–	24	107
Retirements	–	–	(36)	–	–	–	(1)	(37)
Amortization and impairment losses	–	1	1	4	–	–	2	8
Amortization	–	1	1	4	–	–	2	8
Impairment losses	–	–	–	–	–	–	–	–
Impairment loss reversals	–	–	(1)	–	–	–	–	(1)
Exchange differences	–	(1)	1	2	–	–	1	3
December 31, 2016	–	12	27	15	–	–	26	80
Carrying amounts, December 31, 2016	56	3	17	40	–	4	21	141
Carrying amounts, December 31, 2015	55	3	18	43	–	4	21	144

As of December 31, 2018, the Company had €8 million of indefinite-lived intangible assets (2017: €3 million; 2016: €4 million). These indefinite-lived intangibles consist of research and development projects, where the Company is unable to determine the point from which the project can be expected to generate an economic benefit for the Company and hence, the economic life of these assets has not been estimated. The company tests indefinitely lived intangible assets for impairments at least annually.

All capitalized research and development costs were acquired by the Company. No development costs incurred by the Company were capitalized during the reporting periods presented.

The Company performs impairment tests on goodwill at least annually. A cash generating unit reflects the lowest level on which goodwill is monitored for internal management purposes. The company performs the annual impairment test of goodwill at the CGU level. The company identified only one CGU during each of the reporting periods presented. The Company did not identify any impairment to goodwill during the reporting periods presented.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	39

During 2018, the Company recognized impairment losses on other intangible assets in the amount of €6 million, resulting primarily from impaired patents and technologies associated with the Company’s Cydectin™ acquisition. The impairment occurred in 2018 and resulted from lower expected revenues from the Cydectin™ brand portfolio due to diminished overall market conditions. The Company measured the impairment based on the recoverable amount of the related intangibles, which was determined by the fair value less costs of disposal. Refer to Note 1.3 for further details regarding the Company’s impairment testing approach for goodwill and other intangible assets.

During 2017, impairment losses on other intangible assets were recognized in the amount of €10 million, primarily related to the impairment of the Company’s TEVA OTV brand in the amount of €7 million. The Company previously distributed the TEVA OTV brand exclusively through a chain of retail outlets in the United States. The Company discontinued these sales in 2017, resulting in the impairment charge.

11. Property, plant and equipment

Changes in Property, plant and equipment during the years presented were as follows:

11/1
Changes in Property, Plant and Equipment (2018)

€ million	Land and buildings	Plant installations and machinery	Furniture, fixtures and other equipment	Construction in progress and advance payments	Total
Cost of acquisition or construction, December 31, 2017	222	202	52	29	505
Capital expenditures	2	3	5	36	46
Retirements	(2)	(3)	(5)	–	(10)
Transfers	4	10	1	(15)	–
Transfer of assets to Remaining Bayer	–	–	–	–	–
Exchange differences	4	3	(1)	–	6
December 31, 2018	230	215	52	50	547
Accumulated depreciation and impairment losses, December 31, 2017	145	137	36	–	318
Retirements	(1)	(3)	(4)	–	(8)
Depreciation & Impairment losses	6	12	5	–	23
Exchange differences	3	1	(1)	–	3
December 31, 2018	153	147	36	–	336
Carrying amounts, December 31, 2018	77	68	16	50	211
Carrying amounts, December 31, 2017	77	65	16	29	187

40	/	Combined Financial Statements Animal Health 2016, 2017, 2018

11/2
Changes in Property, Plant and Equipment (2017)

€ million	Land and buildings	Plant installations and machinery	Furniture, fixtures and other equipment	Construction in progress and advance payments	Total
Cost of acquisition or construction, December 31, 2016	238	208	52	26	524
Capital expenditures	7	6	7	23	43
Retirements	(10)	(11)	(6)	–	(27)
Transfers	5	11	2	(18)	–
Transfer of assets to Remaining Bayer	(3)	–	–	–	(3)
Exchange differences	(15)	(12)	(3)	(2)	(32)
December 31, 2017	222	202	52	29	505
Accumulated depreciation and impairment, December 31, 2016	156	145	37	–	338
Retirements	(9)	(10)	(4)	–	(23)
Depreciation & Impairment losses	7	11	5	–	23
Exchange differences	(9)	(9)	(2)	–	(20)
December 31, 2017	145	137	36	–	318
Carrying amounts, December 31, 2017	77	65	16	29	187
Carrying amounts, December 31, 2016	82	63	15	26	186

11/3
Changes in Property, Plant and Equipment (2016)

€ million	Land and buildings	Plant installations and machinery	Furniture, fixtures and other equipment	Construction in progress and advance payments	Total
Cost of acquisition or construction, December 31, 2015	231	193	51	26	501
Capital expenditures	2	9	7	17	35
Retirements	(1)	(7)	(7)	(5)	(20)
Transfers	2	9	1	(12)	–
Transfer of assets to Remaining Bayer	–	–	–	–	–
Exchange differences	4	4	–	–	8
December 31, 2016	238	208	52	26	524
Accumulated depreciation and impairment, December 31, 2015	148	139	37	5	329
Retirements	(1)	(6)	(6)	(5)	(18)
Depreciation & Impairment losses	7	10	5	–	22
Exchange differences	2	2	1	–	5
December 31, 2016	156	145	37	–	338
Carrying amounts, December 31, 2016	82	63	15	26	186
Carrying amounts, December 31, 2015	83	54	14	21	172

Impairment losses on Property, plant and equipment were immaterial during each of the years presented.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	41

Capitalized property, plant and equipment included assets with a total net value of €4 million (2017: €4 million; 2016: €4 million) held under finance leases. The cost of acquisition or construction of these assets as of the closing date totaled €6 million (2017: €6 million; 2016: €7 million), primarily related to furniture, fixtures and other equipment. For information on the liabilities arising from finance leases, see Note 19.

In 2018, rental payments of €4 million (2017: €4 million; 2016: €3 million) were made for assets leased under operating leases as defined in IAS 17 (Leases).

Sublease agreements exist primarily for company cars. Minimum lease payments expected to be received under these subleases in the future amount to €1 million (2017: €3 million; 2016: €1 million).

12. Other financial assets

The other financial assets were comprised as follows:

12/1

Other Financial Assets

	Dec. 31, 2016		Dec. 31, 2017		Dec. 31, 2018
€ million	Total	Of which current	Total	Of which current	Total	Of which current
LaR[1]	845	829	923	921	–	–
AfS[1]	3	–	2	–	–	–
of which equity instruments	3	–	2	–	–	–
AC2	–	–	–	–	1,040	1,029
FVTOCI[2]	–	–	–	–	1	–
of which equity instruments (no recycling)	–	–	–	–	1	–
Receivables from derivatives	3	3	8	7	1	1
Total	851	832	933	928	1,042	1,030

[1] Measurement category in accordance with IAS 39; applicable until December 31, 2017
LaR: loans and receivables; at amortized cost AfS: Available for sale; at fair value through Other comprehensive income
[2] Measurement category in accordance with IFRS 9; applicable as of January 1, 2018
AC: at amortized cost
FVTOCI: at fair value through other comprehensive income

The AC category (2017/2016, LaR category) includes receivables due from Remaining Bayer relating to short-term deposits and the Company’s cash pooling arrangement.

Further information on the accounting for receivables from derivatives is given in Note 21.3.

42	/	Combined Financial Statements Animal Health 2016, 2017, 2018

13. Inventories

Inventories are comprised of each of the following:

13/1

Inventories

€ million	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018
Raw materials and supplies	71	89	89
Work in process, finished goods and goods purchased for resale	171	170	192
Total	242	259	281

Impairment losses recognized on inventories were reflected in the Cost of goods sold. They were comprised as follows:

13/2

Impairments of Inventories

€ million	2016	2017	2018
Accumulated impairment losses, January 1	(11)	(11)	(11)
Impairment losses in the reporting period	(6)	(8)	(6)
Impairment loss reversals or utilization	7	7	9
Exchange differences	(1)	1	(0)
Accumulated impairment losses, December 31	(11)	(11)	(8)

14. Trade accounts receivable

Trade accounts receivable are presented net of impairment losses. Animal Health’s Trade accounts receivable had the following geographic concentrations:

14/1

Trade Accounts Receivable – by Geography

€ million	2016	2017	2018
Europe / Middle East / Africa	56	65	64
North America	34	39	45
Asia / Pacific	56	54	52
Latin America	32	28	30
Trade accounts receivable (before impairments)	178	186	191
Accumulated impairment losses	(4)	(5)	(7)
Carrying amount, December 31	174	181	184

Trade receivables principally comprise amounts outstanding from veterinary service providers and distribution channels. The Company is exposed to credit risk on its trade receivables, however the Company does not have any significant concentrations of credit risk, with exposure spread over a large number of counterparties and customers. The unimpaired receivables were deemed to be collectible on the basis of established credit management processes and individual assessments of customer risks. Recognized impairment losses included an appropriate allowance for the default risk as of the end of the reporting period.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	43

Credit losses on trade accounts receivable were as follows:

14/2

Trade Accounts Receivable – Gross Carrying Amounts

€ million	Trade accounts receivable for which lifetime expected credit losses are calculated (collectively assessed)	Trade accounts receivable that are credit- impaired	Total
Gross carrying amounts as of January 1, 2018	186	(5)	181
Changes resulting from trade accounts receivables recognized, derecognized or written-off in the reporting period	6	1	7
Transfer to credit-impaired trade accounts receivable	–	(3)	(3)
Other changes:
From exchange differences	(1)	–	(1)
Gross carrying amounts as of December 31, 2018	191	(7)	184

14/3

Trade Accounts Receivable - Loss Allowances

€ million	2018
Loss allowances as of January 1	(5)
Changes resulting from loss allowances newly recognized or derecognized in the reporting period and additions/reductions to existing loss allowances	1
Changes due to write-offs	–
Transfer to loss allowances for credit-impaired trade accounts receivable	(3)
Other changes:
From exchange differences	–
Loss allowances as of December 31	(7)

14/4

Impairments of Trade Accounts Receivable

€ million	2016	2017
Accumulated impairment losses, January 1	(2)	(4)
Divestments / changes in the scope of consolidation	–	–
Impairment losses in the reporting period	(3)	(3)
Impairment loss reversals or utilization	1	2
Exchange differences	–	–
Accumulated impairment losses, December 31	(4)	(5)

44	/	Combined Financial Statements Animal Health 2016, 2017, 2018

14/5
Impaired and Past-Due Trade Accounts Receivable

		Of which neither impaired nor past due at the closing date	Of which unimpaired but past due at the closing date				Of which impaired at the closing date
Carrying amount	€ million		up to 3 months	3 – 6 months	6 – 12 months	more than 12 months
December 31, 2018	184	172	11	1	–	–	7
December 31, 2017	181	166	12	2	1	–	5
December 31, 2016	174	159	13	2	–	–	4

As a part of Bayer Group, the Company participates in a global credit insurance program to insure trade accounts receivable against certain catastrophic losses. The Company did not include any expected recoveries under this program when estimating the accounts receivable loss allowances. The maximum annual compensation payment amount for Bayer Group under the program is €150 million (2017: €150 million; 2016: €150 million).

The unimpaired receivables were deemed to be collectible on the basis of established credit management processes and individual assessments of customer risks.

15. Other receivables

Other receivables were comprised as follows:

15/1
Other Receivables

	Dec. 31, 2016		Dec. 31, 2017		Dec. 31, 2018
€ million	Total	Of which current	Total	Of which current	Total	Of which current
Other tax receivables	9	9	8	8	6	6
Deferred charges	11	4	9	5	6	5
Net defined benefit asset	–	–	–	–	–	–
Receivables from employees	1	1	1	1	1	1
Miscellaneous receivables	13	13	11	10	11	9
Total	34	27	29	24	24	21

Miscellaneous receivables includes amounts due from sales based royalties of €2 million (2017: €2 million; 2016: €2 milllion) and production reimbursements of €1 million (2017: €1 million; 2016: €2 million). Additionally, in 2018, the Company had a €1 million receivable from the sale of certain distribution rights in the United States. In 2017, the Company had a €2 million receivable related to an unpaid favorable legal settment, which the Company received in 2018.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	45

16. Equity

Equity consists of Invested equity attributable to Bayer Group and Other components of equity.

Invested equity attributable to Bayer Group

The Invested equity attributable to Bayer Group represents Bayer AG’s historical investment in Animal Health, the net effect of transactions with and allocations from Bayer Group, and Animal Health’s accumulated earnings.

Changes in invested equity result from withdrawals and contributions from Bayer AG in addition to Income after income taxes and Other comprehensive income. Invested equity includes all re-measurements of the net defined benefit liability for pension and other post employment benefits that are recognized outside of Income after income taxes.

Contributions and withdrawals are mainly comprised of changes in the net assets of shared entities, tax receivables, tax liabilities, and deferred tax assets on loss carryforwards of shared entities of Animal Health, which do not constitute separate tax subjects in the reporting periods, transactions with Bayer Group, and allocated costs from Bayer Group. Refer to Note 25 for details regarding transactions between Bayer Group and Animal Health.

Other components of equity

The Other components of equity is comprised of foreign exchange differences and changes in fair values of cash flow hedges.

17. Provisions for pensions and other post-employment benefits

Remaining Bayer sponsors several defined benefit plans, of which employees attributed to Animal Health are participants. The Company established provisions for the defined benefit obligations attributed to Animal Health employees, as follows:

46	/	Combined Financial Statements Animal Health 2016, 2017, 2018

17/1
Net Defined Benefit Liability Reflected in the Statement of Financial Position

	Pensions			Other post-employment benefits			Total
€ million	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018
Provisions for pensions and other post-employment benefits (net liability)	160	152	176	2	3	2	162	155	178
of which Germany	147	141	166	–	–	–	147	141	166
of which other countries	13	11	10	2	3	2	15	14	12
Net defined benefit asset	–	–	–	–	–	–	–	–	–
Net defined benefit liability	160	152	176	2	3	2	162	155	178

17/2
Expenses for Defined Benefit Plans

	Pension plans									Other post-employment benefit plans

		Germany			Other countries			Total			Other countries
€ million	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018
Current service cost	8	10	9	1	2	2	9	12	11	1	1	–
Past service cost	–	2	2	–	–	–	–	2	2	–	–	–
of which plan curtailments	–	–	–	–	–	–	–	–	–	–	–	–
Plan settlements	–	–	–	–	(1)	–	–	(1)	–	–	–	–
Plan administration cost paid out of plan assets	–	–	–	–	–	–	–	–	–	–	–	–
Net interest	3	3	3	1	1	1	4	4	4	–	–	1
Total	11	15	14	2	2	3	13	17	17	1	1	1

Defined benefit expenses attributed to Animal Health consisted of the following:

Defined benefit obligation remeasurement adjustments recorded within Other comprehensive income amounted to €-18 million (2017: €16 million; 2016: €-25 million). Substantially all of these adjustments recorded to Other comprehensive income pertained to pension obligations.

Movements in the defined benefit liability consisted on the following:

Combined Financial Statements Animal Health 2016, 2017, 2018	/	47

17/3
Changes in Net Defined Benefit Liability (2018)

€ million	Defined benefit obligation	Fair value of plan assets	Net defined benefit liability
Germany
January 1, 2018	(295)	154	(141)
Acquisitions	–	–	–
Employee transfer	3	(2)	1
Current service cost	(9)	–	(9)
Past service cost	(2)	–	(2)
Net interest	(6)	3	(3)
Net actuarial gain / (loss)	(14)	–	(14)
of which due to changes in financial parameters	(10)	–	(10)
of which due to changes in demographic parameters	(4)	–	(4)
of which due to experience adjustments	–	–	–
Return on plan assets excluding amounts recognized as interest income	–	(5)	(5)
Employer contributions	–	5	5
Employee contributions	(1)	1	–
Payments due to plan settlements	–	–	–
Benefits paid out of plan assets	1	(1)	–
Benefits paid by the company	2	–	2
Plan administration cost paid from plan assets	–	–	–
Reclassification to current assets / liabilities held for sale	–	–	–
December 31, 2018	(321)	155	(166)
Other countries
January 1, 2018	(39)	25	(14)
Acquisitions	–	–	–
Employee transfer	2	(1)	1
Current service cost	(2)	–	(2)
Past service cost	–	–	–
Gains / (losses) from plan settlements	–	–	–
Net interest	(2)	–	(2)
Net actuarial gain / (loss)	4	–	4
of which due to changes in financial parameters	4	–	4
of which due to changes in demographic parameters	–	–	–
of which due to experience adjustments	–	–	–
Return on plan assets excluding amounts recognized as interest income	–	(2)	(2)
Remeasurement of asset ceiling	–	–	–
Employer contributions	–	–	–
Employee contributions	–	–	–
Payments due to plan settlements	–	–	–
Benefits paid out of plan assets	–	–	–
Benefits paid by the company	3	–	3
Plan administration costs paid out of plan assets	–	–	–
Reclassification to current assets / liabilities held for sale	–	–	–
Exchange differences	(1)	1	–
December 31, 2018	(35)	23	(12)
of which other post-employment benefits	(11)	9	(2)
Total, December 31, 2018	(356)	178	(178)

48	/	Combined Financial Statements Animal Health 2016, 2017, 2018

17/4
Changes in Net Defined Benefit Liability (2017)

€ million	Defined benefit obligation	Fair value of plan assets	Net defined benefit liability
Germany
January 1, 2017	(283)	136	(147)
Acquisitions	–	–	–
Employee transfer	(7)	4	(3)
Current service cost	(10)	–	(10)
Past service cost	(2)	–	(2)
Net interest	(6)	3	(3)
Net actuarial gain / (loss)	11	–	11
of which due to changes in financial parameters	7	–	7
of which due to changes in demographic parameters	–	–	–
of which due to experience adjustments	4	–	4
Return on plan assets excluding amounts recognized as interest income	–	6	6
Employer contributions	–	5	5
Employee contributions	(1)	1	–
Payments due to plan settlements	–	–	–
Benefits paid out of plan assets	1	(1)	–
Benefits paid by the company	2	–	2
Plan administration cost paid from plan assets	–	–	–
Reclassification to current assets / liabilities held for sale	–	–	–
December 31, 2017	(295)	154	(141)
Other countries
January 1, 2017	(42)	27	(15)
Acquisitions	–	–	–
Employee transfer	3	(2)	1
Current service cost	(2)	–	(2)
Past service cost	–	–	–
Gains / (losses) from plan settlements	1	–	1
Net interest	(2)	1	(1)
Net actuarial gain / (loss)	(1)	–	(1)
of which due to changes in financial parameters	(1)	–	(1)
of which due to changes in demographic parameters	–	–	–
of which due to experience adjustments	–	–	–
Return on plan assets excluding amounts recognized as interest income	–	–	–
Remeasurement of asset ceiling	–	–	–
Employer contributions	–	–	–
Employee contributions	–	–	–
Payments due to plan settlements	–	–	–
Benefits paid out of plan assets	–	–	–
Benefits paid by the company	2	–	2
Plan administration costs paid out of plan assets	–	–	–
Reclassification to current assets / liabilities held for sale	–	–	–
Exchange differences	2	(1)	1
December 31, 2017	(39)	25	(14)
of which other post-employment benefits	(11)	8	(3)
Total, December 31, 2017	(334)	179	(155)

Combined Financial Statements Animal Health 2016, 2017, 2018	/	49

17/5
Changes in Net Defined Benefit Liability (2016)

€ million	Defined benefit obligation	Fair value of plan assets	Net defined benefit liability
Germany
January 1, 2016	(238)	119	(119)
Acquisitions	–	–	–
Employee Transfers	(2)	3	1
Current service cost	(8)	–	(8)
Past service cost	–	–	–
Net interest	(6)	3	(3)
Net actuarial gain / (loss)	(31)	–	(31)
of which due to changes in financial parameters	(28)	–	(28)
of which due to changes in demographic parameters	–	–	–
of which due to experience adjustments	(3)	–	(3)
Return on plan assets excluding amounts recognized as interest income	–	6	6
Employer contributions	–	5	5
Employee contributions	(1)	1	–
Payments due to plan settlements	–	–	–
Benefits paid out of plan assets	1	(1)	–
Benefits paid by the company	2	–	2
Plan administration cost paid from plan assets	–	–	–
Reclassification to current assets / liabilities held for sale	–	–	–
December 31, 2016	(283)	136	(147)
Other countries
January 1, 2016	(46)	26	(20)
Acquisitions	–	–	–
Employee transfer	6	(2)	4
Current service cost	(2)	–	(2)
Past service cost	–	–	–
Gains / (losses) from plan settlements	–	–	–
Net interest	(2)	1	(1)
Net actuarial gain / (loss)	(2)	–	(2)
of which due to changes in financial parameters	(2)	–	(2)
of which due to changes in demographic parameters	–	–	–
of which due to experience adjustments	–	–	–
Return on plan assets excluding amounts recognized as interest income	–	2	2
Remeasurement of asset ceiling	–	–	–
Employer contributions	–	–	–
Employee contributions	–	–	–
Payments due to plan settlements	–	–	–
Benefits paid out of plan assets	–	–	–
Benefits paid by the company	4	–	4
Plan administration costs paid out of plan assets	–	–	–
Reclassification to current assets / liabilities held for sale	–	–	–
Exchange differences	–	–	–
December 31, 2016	(42)	27	(15)
of which other post-employment benefits	(13)	11	(2)
Total, December 31, 2016	(325)	163	(162)

50	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Within the tables above the line item “Employee transfers“ contains the obligations and assets from employees who transferred from Animal Health to Remaining Bayer (or vice versa), including employees that retired or left the business during the period.

Germany accounts for approximately 90% (2017: 88%; 2016: 87%) of the defined benefit obligations. In Germany, current employees accounted for 67% (2017: 72%; 2016: 72%) of the benefit obligations, while retirees or their surviving dependents account for approximately 26% (2017: 22%; 2016: 22%). Former employees with vested pension rights accounted for the remaining 7% (2017: 6%; 2016: 6%) of the defined benefit obligations in Germany.

The actual return on the assets of defined benefit plans for pensions or other post-employment benefits amounted to €-4 million (2017: €10 million; 2016: €12 million).

The following table shows the defined benefit obligations for pensions and other post-employment benefits along with the funded status of the funded obligations.

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Defined Benefit Obligation and Funded Status

	Pension obligation			Other post-employment benefit obligation			Total
€ million	2016	2017	2018	2016	2017	2018	2016	2017	2018
Defined benefit obligation	313	322	345	12	11	11	325	334	356
of which unfunded	11	10	9	2	3	2	12	14	11
of which funded	302	312	336	10	8	9	313	320	345
Funded status of funded obligations
Over-funding	–	–	–	–	–	–	–	–	–
Under-funding	149	142	167	–	1	–	149	143	167

Pension and other post-employment benefit obligations

Animal Health employees receive retirement benefits through defined benefit plans, either directly or by contributions paid to privately or publicly administered funds. The benefits vary depending on the legal, fiscal and economic conditions of each country. The obligations relate both to existing retirees’ pensions and to pension entitlements of future retirees.

Funded pension plans exist for employees in various countries. The most appropriate investment strategy is determined for each defined benefit pension plan based on the risk structure of the obligations (especially demographics, the current funded status, the structure of the expected future cash flows, interest sensitivity, biometric risks, etc.), the regulatory environment and the existing level of risk tolerance or risk capacity.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	51

Bayer-Pensionskasse VVaG (Bayer-Pensionskasse), Leverkusen, Germany, is the most significant of the pension plans. It has been closed to new members since 2005. This legally independent fund is regarded as a life insurance company and therefore is subject to the German Insurance Supervision Act. The benefit obligations covered by Bayer-Pensionskasse comprise retirement, surviving dependents’ and disability pensions. It constitutes a multi-employer plan, to which the active members and their employers contribute. The company contribution is a certain percentage of the employee contribution. This percentage is the same for all participating employers in the plan, including those outside the Bayer Group and Animal Health, and is set by agreement between the plan’s executive committee and its supervisory board, acting on a proposal from the responsible actuary. Bayer Group has historically had the ability to adjust the company contribution percentage after agreeing with the plan’s executive committee and its supervisory board, acting on a proposal from the responsible actuary. The plan’s liability is governed by Section 1, Paragraph 1, Sentence 3 of the German Law on the Improvement of Occupational Pensions. This means that if the pension plan exercises its right under the articles of association to reduce benefits, each participating employer has to make up the resulting difference. Bayer Group and Animal Health are not liable for the obligations of participating employers outside the Bayer Group, even if they cease to participate in the plan.

Pension entitlements for employees who joined Animal Health in Germany in 2005 or later are granted via Rheinische Pensionskasse VVaG, Leverkusen. Future pension payments from this plan are based on contributions and the return on plan assets; a guaranteed interest rate applies.

Another important pension provision vehicle is Bayer Pension Trust e. V. (BPT). This covers further retirement provision arrangements, such as deferred compensation and components of other direct commitments.

The defined benefit pension plans in the United States are frozen, and no significant new entitlements can be earned under these plans. The assets of all the U.S. pension plans are held within master trusts for reasons of efficiency. The applicable regulatory framework is based on the Employee Retirement Income Security Act (ERISA), which includes a statutory 80% minimum funding requirement to avoid benefit restrictions. The actuarial risks, such as investment risk, interest-rate risk and longevity risk, remain with the company.

The other post-employment benefit obligations outside Germany mainly comprised health care benefit payments for retirees in the United States.

52	/	Combined Financial Statements Animal Health 2016, 2017, 2018

The fair value of the plan assets to cover pension and other post-employment benefit obligations was as follows:

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Fair Value of Plan Assets as of December 31

	Pension obligations						Other post-employment obligations
		Germany			Other countries			Other countries
€ million	2016	2017	2018	2016	2017	2018	2016	2017	2018
Plan assets based on quoted prices in active markets
Real estate and special real estate funds	–	–	–	1	–	–	1	–	–
Equities and equity funds	29	38	23	6	6	5	3	3	3
Callable debt instruments	–	–	–	1	2	2	–	–	–
Noncallable debt instruments	–	–	–	4	3	3	3	3	3
Bond funds	35	40	51	3	3	2	2	2	2
Derivatives	–	–	–	–	–	–	–	–	–
Cash and cash equivalents	3	3	10	–	–	–	–	–	–
Other	–	–	–	–	–	–	–	–	–
	67	81	84	15	14	12	9	8	8
Plan assets for which quoted prices in active markets are not available
Real estate and special real estate funds	9	10	10	–	–	–	–	–	–
Equities and equity funds	2	2	2	–	–	–	–	–	–
Callable debt instruments	26	30	28	–	–	–	–	–	–
Noncallable debt instruments	30	29	29	–	–	–	–	–	–
Bond funds	–	–	–	–	–	–	–	–	–
Derivatives	–	–	–	–	–	–	–	–	–
Cash and cash equivalents	–	–	–	–	–	–	–	–	–
Other	2	2	2	1	2	2	1	1	1
	69	73	71	1	2	2	1	1	1
Total plan assets	136	154	155	16	16	14	10	9	9

The fair value of plan assets in Germany included Bayer AG shares and bonds held through investment funds, recognized at their fair values of €0 million (2017: €1 million; 2016: €1 million). Other plan assets comprised mortgage loans granted, other receivables and qualified insurance policies.

Risks

The risks from defined benefit plans arise partly from the defined benefit obligations and partly from the investment in plan assets. These risks include the possibility that additional contributions will have to be made to plan assets in order to meet current and future pension obligations, and negative effects on provisions and equity.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	53

Demographic / biometric risks

Since a large proportion of the defined benefit obligations comprises lifelong pensions or surviving dependents’ pensions, longer claim periods or earlier claims may result in higher benefit obligations, higher benefit expense and / or higher pension payments than previously anticipated.

Investment risks

If the actual return on plan assets were below the return anticipated on the basis of the discount rate, the net defined benefit liability would increase, assuming there were no changes in other parameters. This could happen as a result of a drop in share prices, increases in market rates of interest, default of individual debtors or the purchase of low-risk but low-interest bonds, for example.

Interest-rate risk

A decline in capital market interest rates, especially for high-quality corporate bonds, would increase the defined benefit obligation. This effect would be at least partially offset by the ensuing increase in the market values of the debt instruments held.

Measurement parameters and their sensitivities

The following weighted parameters were used to measure the obligations for pensions and other post-employment benefits as of December 31 of the respective year:

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Parameters for Benefit Obligations

	Germany			Other countries			Total
%	2016	2017	2018	2016	2017	2018	2016	2017	2018
Pension obligations
Discount rate	2.00	2.20	2.00	3.33	3.07	3.48	2.10	2.26	2.09
Projected future salary increases	2.75	2.75	2.75	2.76	2.75	2.60	2.75	2.75	2.75
Projected future benefit increases	1.50	1.70	1.60	3.13	3.15	3.02	1.53	1.73	1.62
Other post-employment benefit obligations
Discount rate				4.00	3.70	4.30	4.00	3.70	4.30

In Germany the Heubeck RT 2018 G mortality tables were used, in the United States the RP-2014 Mortality Tables, and in the United Kingdom 95% of S1NXA.

In Germany, the RT 2005 G tables had been used in previous years. In 2018, the Company switched to the new RT 2018 G tables, as we believe that the resulting measurement reflects the economic impact on the respective closing date more accurately than measurement based on the RT 2005 G tables. If we had not switched to the RT 2018 G tables, provisions would have been €4 million lower for Animal Health.

The following weighted parameters were used to measure the expense for pension and other post-employment benefits in the respective year:

54	/	Combined Financial Statements Animal Health 2016, 2017, 2018

17/9
Parameters for Benefit Expense

	Germany			Other countries			Total
%	2016	2017	2018	2016	2017	2018	2016	2017	2018
Pension obligations
Discount rate	2.60	2.00	2.20	3.79	3.33	3.05	2.71	2.10	2.26
Projected future salary increases	3.00	2.75	2.75	2.66	2.76	2.75	2.99	2.75	2.75
Projected future benefit increases	1.75	1.50	1.70	3.04	3.13	3.15	1.77	1.53	1.73
Other post-employment benefit obligations
Discount rate				4.10	4.00	3.70	4.10	4.00	3.70

The parameter sensitivities were computed by expert actuaries based on a detailed evaluation similar to that performed to obtain the data presented in Table Changes in Net Defined Benefit Liability. Altering individual parameters by 0.5 percentage points (mortality by 10% per beneficiary) while leaving the other parameters unchanged would have impacted pension and other post-employment benefit obligations as of year-end 2018 as follows:

17/10
Sensitivity of Benefit Obligations (2018)

	Germany		Other countries		Total
€ million	Increase	Decrease	Increase	Decrease	Increase	Decrease
Pension obligations
0.5%-pt. change in discount rate	(31)	36	(1)	1	(32)	37
0.5%-pt. change in projected future salary increases	2	(2)	–	–	2	(2)
0.5%-pt. change in projected future benefit increases	17	(15)	–	–	17	(15)
10% change in mortality	(9)	10	–	–	(9)	10
Other post-employment benefit obligations
0.5%-pt. change in discount rate	–	–	(1)	1	(1)	1
10% change in mortality	–	–	–	–	–	–

17/11
Sensitivity of Benefit Obligations (2017)

	Germany		Other countries		Total
€ million	Increase	Decrease	Increase	Decrease	Increase	Decrease
Pension obligations
0.5%-pt. change in discount rate	(29)	34	(2)	1	(31)	35
0.5%-pt. change in projected future salary increases	3	(3)	–	–	3	(3)
0.5%-pt. change in projected future benefit increases	16	(14)	–	–	16	(14)
10% change in mortality	(8)	9	–	–	(8)	9
Other post-employment benefit obligations
0.5%-pt. change in discount rate	–	–	(1)	1	(1)	1
10% change in mortality	–	–	–	–	–	–

Combined Financial Statements Animal Health 2016, 2017, 2018	/	55

17/12
Sensitivity of Benefit Obligations (2016)

	Germany		Other countries		Total
€ million	Increase	Decrease	Increase	Decrease	Increase	Decrease
Pension obligations
0.5%-pt. change in discount rate	(29)	34	(2)	2	(31)	36
0.5%-pt. change in projected future salary increases	3	(3)	–	–	3	(3)
0.5%-pt. change in projected future benefit increases	15	(14)	–	–	15	(14)
10% change in mortality	(8)	9	–	–	(8)	9
Other post-employment benefit obligations
0.5%-pt. change in discount rate	–	–	(1)	1	(1)	1
10% change in mortality	–	–	–	–	–	–

Provisions are also established for the obligations, mainly of U.S. subsidiaries, to provide post-employment benefits in the form of health care cost payments for retirees. The valuation of health care costs was based on the assumption that they will increase at a rate of 6.3% (2017: 6.5%; 2016: 6.8%), which should gradually decline to 5.0% by 2023 (assumption in 2017: gradually decline to 5.0% by 2023; assumption in 2016: gradually decline to 5.0% by 2023). The following table shows the impact on other post-employment benefit obligations and total benefit expense of a one-percentage-point change in the assumed cost increase rates:

17/13
Sensitivity to Health Care Cost Increases

	Increase of one percentage point			Decrease of one percentage point
€ million	2016	2017	2018	2016	2017	2018
Impact on other post-employment benefit obligations	1	1	1	(1)	(1)	(1)
Impact on benefit expense	0	0	0	0	0	0

Payments made and expected future payments

The following payments or asset contributions correspond to the employer contributions made or expected to be made to funded benefit plans:

17/14
Employer Contributions Paid or Expected

	Germany				Other countries
€ million	2016	2017	2018	2019 expected	2016	2017	2018	2019 expected
Pension obligations	5	5	5	5	–	–	–	–
Other post-employment benefit obligations	–	–	–	–	–	–	–	–
Total	5	5	5	5	–	–	–	–

56	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Pensions and other post-employment benefits payable in the future from funded and unfunded plans are estimated as follows:

17/15
Future Benefit Payments

	Payments out of plan assets				Payments by the company
	Pensions		Other post- employment benefits		Pensions		Other post- employment benefits
€ million	Germany	Other countries	Other countries	Total	Germany	Other countries	Other countries	Total
2019	2	–	–	2	3	–	–	3
2020	2	–	–	2	3	–	–	3
2021	3	–	–	3	3	–	–	3
2022	3	–	–	3	4	–	–	4
2023	3	1	–	4	4	–	–	4
2024-2028	23	4	2	29	25	3	1	29

The weighted average term of the pension obligations is 20 years (2017: 20 years; 2016: 20 years) in Germany and 16 years (2017: 16 years; 2016: 16 years) in other countries. The weighted average term of the obligations for other post-employment benefits in other countries is 15 years (2017: 15 years; 2016: 15 years).

18. Other provisions

Other provisions consist of the following:

18/1
Changes in Other Provisions

€ million	Other Taxes	Restructuring	Trade- related commitments	Litigations	Personnel commitments	Miscellaneous	Total
December 31, 2017	–	5	45	4	74	8	136
Reclassification to refund liabilities	–	–	(44)	–	–	–	(44)
Additions	2	4	1	2	78	7	94
Utilization	–	(3)	(1)	(1)	(67)	(5)	(77)
Reversal	(1)	–	–	(2)	(11)	(6)	(20)
Exchange differences	–	(1)	–	–	(1)	2	–
December 31, 2018	1	5	1	3	73	6	89
of which current	–	2	1	–	58	4	65

Combined Financial Statements Animal Health 2016, 2017, 2018	/	57

Changes in the various provision categories in 2017 were as follows:

18/2
Changes in Other Provisions

€ million	Other Taxes	Restructuring	Trade- related commitments	Litigations	Personnel commitments	Miscellaneous	Total
December 31, 2016	–	5	41	1	77	9	133
Additions	–	7	138	4	81	14	244
Utilization	–	(3)	(122)	–	(71)	(7)	(203)
Reversal	–	(4)	(10)	–	(9)	(6)	(29)
Exchange differences	–	–	(2)	(1)	(4)	(2)	(9)
December 31, 2017	–	5	45	4	74	8	136
of which current	–	3	45	–	57	8	113

Changes in the various provision categories in 2016 were as follows:

18/3
Changes in Other Provisions

€ million	Other Taxes	Restructuring	Trade- related commitments	Litigations	Personnel commitments	Miscellaneous	Total
December 31, 2015	–	3	42	1	74	10	130
Additions	–	4	118	1	87	10	220
Utilization	–	–	(110)	–	(73)	(6)	(189)
Reversal	–	(2)	(8)	(1)	(13)	(7)	(31)
Exchange differences	–	–	(1)	–	2	2	3
December 31, 2016	–	5	41	1	77	9	133
of which current	–	–	41	–	65	8	114

Restructuring

Provisions for restructuring included €4 million (2017: €4 million; 2016: €4 million) for severance payments and €1 million (2017: €1 million; 2016: €1 million) for other restructuring expenses, which mainly comprised other costs related to the closure of research or production facilities.

Stock-based compensation programs

Animal Health employees participate in stock-based compensation programs provided by Remaining Bayer. As required by IFRS 2 (Share-based Payment) for compensation systems involving cash settlement, awards to be made under the stock-based programs are covered by provisions in the amount of the fair value of the obligations existing as of the date of the financial statements vis-à-vis the respective employee group. All resulting valuation adjustments are recognized in profit or loss. The Company specifically identified employees primarily dedicated to the Animal Health business and attributed the associated employee stock-based compensation expense and provision amounts to Animal Health.

58	/	Combined Financial Statements Animal Health 2016, 2017, 2018

The following table shows the changes in provisions for the various programs:

18/4
Changes in Provisions for Stock-Based Compensation Programs

€ million	Aspire I	Aspire II	Aspire 2.0	Total
December 31, 2017	–	1	7	8
Additions	–	–	–	–
Utilization	–	(1)	–	(1)
Reversal	–	–	–	–
December 31, 2018	–	–	7	7

18/5
Changes in Provisions for Stock-Based Compensation Programs

€ million	Aspire I	Aspire II	Aspire 2.0	Total
December 31, 2016	–	5	4	9
Additions	–	–	5	5
Utilization	–	(4)	–	(4)
Reversal	–	–	(2)	(2)
December 31, 2017	–	1	7	8

18/6
Changes in Provisions for Stock-Based Compensation Programs

€ million	Aspire I	Aspire II	Aspire 2.0	Total
December 31, 2015	2	10	–	12
Additions	(1)	(1)	5	3
Utilization	(1)	(5)	–	(6)
Reversal	–	–	–	–
December 31, 2016	–	4	5	9

No Aspire tranches were earned at the end of 2018. The value of the Aspire tranches that were fully earned at the end of 2017, resulting in payments at the beginning of 2018, was €1 million (2017: €4 million; 2016: €5 million).

The net expense for all stock-based compensation programs in 2018 is €0 million (2017: €3 million; 2016: €2 million), including €0.2 million (2017: €0.2 million; 2016: €0.2 million) for the BayShare stock participation program. See Note 21.3 for information on the hedging of obligations under stock-based employee compensation programs.

The fair value of the obligations under the Aspire I and Aspire II programs were calculated using the Monte Carlo simulation method based on the following key parameters:

Combined Financial Statements Animal Health 2016, 2017, 2018	/	59

18/7
Parameters for Monte Carlo Simulation

	2016	2017	2018
Dividend yield	2.90%	2.46%	3.60%
Risk-free interest rate	(0.67)%	(0.35)%	(0.46)%
Volatility of Bayer stock	22.78%	15.49%	33.26%
Volatility of EURO STOXX 50	11.66%	9.27%	16.94%
Correlation between Bayer stock price and the EURO STOXX 50	0.67	0.71	0.76

Long-term incentive program for members of the Board of Management and other senior executives (Aspire I)

Between 2005 and 2015, members of the Board of Management and other senior executives were entitled to participate in Aspire I on the condition that they purchased a certain number of Bayer shares – determined for each individual according to specific guidelines – and retained them for the full term of the program. A percentage of the executive’s annual base salary – according to their position – was defined as a target for variable payments (Aspire target opportunity). Depending on the performance of Bayer stock, both in absolute terms and relative to the EURO STOXX 50 index over a four-year performance period, participants receive a payment of up to 300% of their individual Aspire target opportunity at the end of the period. At the start of 2018, a payment of 20% was made for the tranche issued in 2014. No payment was made for the final tranche issued in 2015.

Long-term incentive program for middle management (Aspire II)

From 2005 through 2015, other senior managers were offered Aspire II, which was similar to Aspire I but did not require a personal investment in Bayer shares. The amount of the payment is based entirely on the absolute performance of Bayer stock over a four-year period. The maximum payment is 250% of each manager’s Aspire target opportunity. At the start of 2018, a payment of 40% was made for the tranche issued in 2014. No payment was made for the final tranche issued in 2015.

BayShare 2018

All management levels and nonmanagerial employees are offered an annual stock participation program known as BayShare, under which Bayer subsidizes their personal investments in the company’s stock. The discount under this program in 2018 was 20% (2017: 20%; 2016: 20%) of the subscription amount. Employees stated a fixed amount that they wished to invest in shares. The maximum subscription amount in Germany was set at €2,500 (2017: €2,500; 2016: €2,500) or €5,000 (2017: €5,000; 2016: €5,000), depending on the employee’s position. These shares must be retained until December 31, 2019.

60	/	Combined Financial Statements Animal Health 2016, 2017, 2018

19. Financial liabilities

Financial liabilities were comprised as follows:

19/1
Financial Liabilities

	Dec. 31, 2016		Dec. 31, 2017		Dec. 31, 2018
€ million	Total	Of which current	Total	Of which current	Total	Of which current
Liabilities under finance leases	3	1	3	1	3	1
Liabilities from derivatives	5	5	–	–	–	–
Related party liabilities	135	135	173	155	162	141
thereof cash pooling arrangement	70	70	128	128	23	23
thereof loan to Bayer New Zealand Limited	65	65	45	27	39	18
thereof loan to KVP Pharma+Veterinär Produkte GmbH	–	–	–	–	100	100
Total	143	141	176	156	165	142

Related party liabilities consist of loans from Remaining Bayer, in addition to liabilities under the Company’s cash pooling arrangement. Refer to Note 25 for further details regarding these related party arrangements.

20. Other liabilities

Other liabilities are comprised the following:

20/1
Other Liabilities

	Dec. 31, 2016		Dec. 31, 2017		Dec. 31, 2018
€ million	Total	Of which current	Total	Of which current	Total	Of which current
Other tax liabilities	15	15	16	16	12	12
Deferred income	60	36	22	19	–	–
Liabilities to employees	5	5	6	6	7	7
Liabilities for social expenses	3	3	4	4	4	4
Accrued interest on liabilities	2	2	1	1	1	1
Liabilities from derivatives	7	7	1	–	13	7
Miscellaneous liabilities	7	6	6	6	5	4
Total	99	74	56	52	42	35

Combined Financial Statements Animal Health 2016, 2017, 2018	/	61

21. Financial instruments

21.1 Financial instruments by category

The following table shows the carrying amounts and fair values of financial assets and liabilities by category of financial instrument under IFRS 9 and a reconciliation to the corresponding line items in the statements of financial position. Since the line items “Other receivables” and “Other liabilities” contain both financial instruments and nonfinancial assets or liabilities (such as other tax receivables), the reconciliation is shown in the column headed “Nonfinancial assets / liabilities”.

The transition effects from the reclassification and remeasurement of financial assets upon the first-time application of IFRS 9 are detailed in Note 2 “Effects of new financial reporting standards”.

62	/	Combined Financial Statements Animal Health 2016, 2017, 2018

21.1/1
Carrying Amounts and Fair Values of Financial Instruments

		Dec. 31, 2018
	Carried at amortized cost	Carried at fair value [fair value for information3]				Nonfinancial assets / liabilities
Measurement category (IFRS 9)[1]		Based on quoted prices in active markets (Level 1)	Based on observable market data (Level 2)		Based on unobservable inputs (Level 3)		Carrying amount in the statement of financial position

€ million	Carrying amount	Carrying amount	Carrying amount		Carrying amount	Carrying amount
Trade accounts receivable	184						184
AC	184						184
Nonfinancial assets
Other financial assets	1,040		2				1,042
AC	1,040		[1,041	]			1,040
FVTOCI (no Recycling)[2]			1				1
Derivatives that qualify for hedge accounting
Derivatives that do not qualify for hedge accounting			1				1
Other receivables	8					16	24
AC	8		[8	]			8
Nonfinancial assets						16	16

Total financial assets	1,232		2				1,234
of which AC	1,232						1,232

Financial liabilities	165						165
AC	165		[165	]			165
Trade accounts payable	150						150
AC	150						150
Other liabilities	13		13			16	42
AC	13		[13	]			13
Derivatives that qualify for hedge accounting			13				13
Derivatives that do not qualify for hedge accounting
Nonfinancial liabilities						16	16
Total financial liabilities	328		13				341
of which AC	328						328
of which derivatives that qualify for hedge accounting			13				13
of which derivatives that do not qualify for hedge accounting

[1] AC: at amortized cost
FVTOCI: at fair value through other comprehensive income
[2] Measured at fair value through other comprehensive income in accordance with paragraph 5.7.5 of IFRS 9.
[3] Fair value of the financial instruments at amortized cost under IFRS 7 paragraph 29(a)

Combined Financial Statements Animal Health 2016, 2017, 2018	/	63

The following tables show the carrying amounts and fair values of financial assets and liabilities by category of financial instrument as of December 31, 2017 and 2016. The tables are presented under IFRS 7 and include a reconciliation to the corresponding line items in the statements of financial position.

21.1/2
Carrying Amounts and Fair Values of Financial Instruments

		Dec. 31, 2017
	Carried at amortized cost	Carried at fair value [fair value for information2]				Nonfinancial assets / liabilities
Measurement category (IFRS 7)[1]		Based on quoted prices in active markets (Level 1)	Based on observable market data (Level 2)		Based on unobservable inputs (Level 3)		Carrying amount in the statement of financial position

€ million	Carrying amount	Carrying amount	Carrying amount		Carrying amount	Carrying amount
Trade accounts receivable	181						181
LaR	181						181
Other financial assets	923		10				933
LaR	923		[925	]			923
AfS			2				2
Derivatives that qualify for hedge accounting			7				7
Derivatives that do not qualify for hedge accounting			1				1
Other receivables	11					18	29
LaR	11		[11	]			11
Nonfinancial assets						18	18
Cash and cash equivalents
LaR
Total financial assets	1,115		10				1,125
of which LaR	1,115						1,115

Financial liabilities	176						176
Carried at amortized cost	176		[176	]			176
Trade accounts payable	135						135
Carried at amortized cost	135						135
Other liabilities	35		1			20	56
Carried at amortized cost	35		[35	]			35
Derivatives that qualify for hedge accounting			1				1
Derivatives that do not qualify for hedge accounting
Nonfinancial liabilities						20	20
Total financial liabilities	346		1				347
of which at amortized cost	346						346
of which derivatives that qualify for hedge accounting			1				1
of which derivatives that do not qualify for hedge accounting

1 AfS: available for sale; at fair value through other comprehensive income
LaR: loans and receivables; at amortized cost
[2] Fair value of the financial instruments at amortized cost under IFRS 7. Paragraph 29(a)

64	/	Combined Financial Statements Animal Health 2016, 2017, 2018

21.1/3
Carrying Amounts and Fair Values of Financial Instruments

		Dec. 31, 2016
	Carried at amortized cost	Carried at fair value [fair value for information2]				Nonfinancial assets / liabilities
Measurement category (IFRS 7)[1] € million	Carrying amount	Based on quoted prices in active markets (Level 1) Carrying amount	Based on observable market data (Level 2) Carrying amount		Based on unobservable inputs (Level 3) Carrying amount	Carrying amount	Carrying amount in the statement of financial position
Trade accounts receivable	174						174
LaR	174						174
Other financial assets	845	3	3				851
LaR	845		[845	]			845
AfS		3					3
Derivatives that qualify for hedge accounting			2				2
Derivatives that do not qualify for hedge accounting			1				1
Other receivables	12					22	34
LaR	12		[12	]			12
Nonfinancial assets						22	22
Total financial assets	1,031	3	3				1,037
of which LaR	1,031						1,031

Financial liabilities	138		5				143
Carried at amortized cost	138		[139	]			138
Derivatives that qualify for hedge accounting			4				4
Derivatives that do not qualify for hedge accounting			1				1
Trade accounts payable	128						128
Carried at amortized cost	128						128
Other liabilities	74		7			18	99
Carried at amortized cost	74		[74	]			74
Derivatives that qualify for hedge accounting			7				7
Derivatives that do not qualify for hedge accounting
Nonfinancial liabilities						18	18
Total financial liabilities	340		12				352
of which at amortized cost	340						340
of which derivatives that qualify for hedge accounting			11				11
of which derivatives that do not qualify for hedge accounting			1				1

1 AfS: available for sale; at fair value through other comprehensive income
LaR: loans and receivables; at amortized cost
[2] Fair value of the financial instruments at amortized cost under IFRS 7. Paragraph 29(a)

Combined Financial Statements Animal Health 2016, 2017, 2018	/	65

The category AC (measured at amortized cost) within other financial assets and financial liabilities also includes receivables and liabilities under finance leases in which Animal Health is the lessor or lessee and which are therefore measured in accordance with IAS 17.

Due to the short maturities of most trade accounts receivable and payable, other receivables and liabilities, and cash and cash equivalents, their carrying amounts at the closing date do not significantly differ from the fair values.

The fair values of financial assets and liabilities measured at amortized cost that are given for information are the present values of the respective future cash flows. The present values are determined by discounting the cash flows at a closing-date interest rate, taking into account the term of the assets or liabilities and the creditworthiness of the counterparty. Where a market price is available, however, this is deemed to be the fair value.

The fair values of financial assets measured at fair value correspond to quoted prices in active markets (Level 1), or are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2) or are the present values of the respective future cash flows, determined on the basis of unobservable inputs (Level 3).

The fair values of derivatives for which no publicly quoted prices exist in active markets (Level 1) are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2). In applying valuation techniques, credit value adjustments are determined to allow for the contracting party’s credit risk.

Currency and commodity forward contracts are measured individually at their forward rates or forward prices on the closing date. These depend on spot rates or prices, including time spreads. The fair values of cross-currency interest-rate swaps were determined by discounting future cash flows over the remaining terms of the instruments at market rates of interest, taking into account any foreign currency translation as of the closing date.

The Company does not have any Level 3 financial instruments.

Categories according to IAS 39 (applicable for the Financial Years 2016 and 2017)

Available-for-sale financial assets mainly include equity instruments, such as shares, and debt instruments not to be held to maturity that are included in other financial assets. After their first-time recognition, available-for-sale financial assets are measured at fair value and any unrealized gains or losses are recognized outside profit or loss in equity.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are accounted for at amortized cost using the effective interest method. This category comprises trade accounts receivable, the loans and receivables included in other financial assets, the additional financial receivables reflected in other receivables, and cash and cash equivalents. Interest income from items assigned to this category is determined using the effective interest method.

66	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Held-to-maturity financial assets are non-derivative financial assets, with fixed or determinable payments, that Animal Health is willing and able to hold until maturity. They are accounted for at amortized cost using the effective interest method. Held-to-maturity financial investments are recognized in other financial assets.

Income, expense, gains and losses on financial instruments can be assigned to the following categories:

21.1/4
Income, Expense, Gains and Losses on Financial Instruments (2018)

€ million	Assets - AC1	FVTOCI[1] (no Recycling)	Derivatives that do not qualify for hedge accountting	Liabilities - AC1	Total
Interest income	1	–	–	–	1
Interest expense	–	–	–	(2)	(2)
Impairment losses	(2)	–	–	–	(2)
Impairment loss reversals	2	–	–	–	2
Exchange gains / losses	3	–	2	(7)	(2)
Net result	4	–	2	(9)	(3)

1 See table 21.1/1 for definition of measurement categories.

21.1/5

Income, Expense, Gains and Losses on Financial Instruments (2017)

€ million	LaR[1]	Held for trading	Liabilities - at amortized cost	Total
Interest income	1	–	4	5
Interest expense	–	–	(9)	(9)
Impairment losses	(4)	–	–	(4)
Impairment loss reversals	1	–	–	1
Exchange gains / losses	(5)	1	1	(3)
Net result	(7)	1	(4)	(10)

1 See table 21.1/2 for definition of measurement categories.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	67

21.1/6
Income, Expense, Gains and Losses on Financial Instruments (2016)

€ million	LaR[1]	Held for trading	Liabilities - at amortized cost	Total
Interest income	2	–	3	5
Interest expense	–	–	(10)	(10)
Impairment losses	(3)	–	–	(3)
Impairment loss reversals	1	–	–	1
Exchange gains / losses	–	(1)	1	–
Net result	–	(1)	(6)	(7)

1 See table 21.1/3 for definition of measurement categories.

The interest income and expense from assets and liabilities within the AC category also included income and expenses from interest rate derivatives that qualified for hedge accounting. Remaining Bayer is the counterparty on substantially all derivative arrangements.

21.2 Maturity analysis

The liquidity risks to which Animal Health was exposed from its financial instruments at the end of the reporting period comprised obligations for future interest and repayment installments on financial liabilities and the liquidity risk arising from derivatives.

21.2/1
Maturity Analysis of Financial Instruments (2018)

	Dec. 31, 2018	2019	2020	2021	2022	2023	after 2023
€ million	Carrying amount	Interest and repayment
Refund liabilities	52	52	–	–	–	–	–

Financial liabilities	165	142	22	1	–	–	–

Trade accounts payable	150	150	–	–	–	–	–

Other liabilities	26	19	2	5	–	–	–
thereof liabilities from derivatives
Derivatives that qualify for hedge accounting	13	6	2	5	–	–	–
Derivatives that do not qualify for hedge accounting	–	–	–	–	–	–	–

Receivables from derivatives
Derivatives that qualify for hedge accounting	–	–	–	–	–	–	–
Derivatives that do not qualify for hedge accounting	1	1	–	–	–	–	–

68	/	Combined Financial Statements Animal Health 2016, 2017, 2018

21.2/2
Maturity Analysis of Financial Instruments (2017)

	Dec. 31, 2017	2018	2019	2020	2021	2022	after 2022
€ million	Carrying amount	Interest and repayment
Refund liabilities	–	–	–	–	–	–	–

Financial liabilities	176	156	19	1	–	–	–

Trade accounts payable	135	135	–	–	–	–	–

Other liabilities	36	35	–	–	1	–	–
thereof liabilities from derivatives
Derivatives that qualify for hedge accounting	1	–	–	–	1	–	–
Derivatives that do not qualify for hedge accounting	–	–	–	–	–	–	–

Receivables from derivatives
Derivatives that qualify for hedge accounting	7	6	1	–	–	–	–
Derivatives that do not qualify for hedge accounting	1	1	–	–	–	–	–

Combined Financial Statements Animal Health 2016, 2017, 2018	/	69

21.2/3
Maturity Analysis of Financial Instruments (2016)

	Dec. 31, 2016	2017	2018	2019	2020	2021	after 2021
€ million	Carrying amount	Interest and repayment
Refund liabilities	–	–	–	–	–	–	–

Financial liabilities	143	141	1	1	–	–	–
thereof Liabilities from derivatives
Derivatives that qualify for hedge accounting	4	4	–	–	–	–	–
Derivatives that do not qualify for hedge accounting	1	1	–	–	–	–	–

Trade accounts payable	128	128	–	–	–	–	–

Other liabilities	81	81	–	–	–	–	–
thereof Liabilities from derivatives
Derivatives that qualify for hedge accounting	7	7	–	–	–	–	–
Derivatives that do not qualify for hedge accounting	–	–	–	–	–	–	–

Receivables from derivatives
Derivatives that qualify for hedge accounting	2	2	–	–	–	–	–
Derivatives that do not qualify for hedge accounting	1	1	–	–	–	–	–

21.3 Information on derivatives

Asset and liability fair values and future cash flows are exposed to currency and interest-rate risks. Derivatives are used to reduce the Company’s exposure to currency risk. In some cases they are designated as hedging instruments in a hedge accounting relationship. Animal Health’s outstanding financial liabilities are primarily related party. As a result, it does not hedge against interest rate risk.

Currency risks hedging

Foreign currency receivables and liabilities are hedged using foreign exchange derivatives without the existence of a hedge accounting relationship. Cross-currency interest-rate swaps used to hedge intra-Group loans were also designated as cash flow hedges. Fluctuations in future cash flows resulting from forecasted foreign currency transactions and procurement activities are avoided partly through derivatives contracts, most of which are designated as cash flow hedges.

Hedging of obligations under stock-based employee compensation programs

A portion of the obligations to make variable payments to employees under stock-based compensation programs (Aspire) is hedged against share price fluctuations using derivatives contracts that are settled in cash at maturity. These derivatives are designated as cash flow hedges.

70	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Further information on cash flow hedges

The following table shows changes in reserves for cash flow hedges (before taxes), broken down by risk category:

21.3/1
Changes in Reserves for Cash Flow Hedges (before taxes)

€ million	Currency hedging of forecasted transactions	Hedging of stock-based employee compensation programs	Total
December 31, 2015	–	–	–
Changes in fair values	(5)	1	(4)
Reclassified to profit or loss	(1)	–	(1)
December 31, 2016	(6)	1	(5)
Changes in fair values	11	(1)	10
Reclassified to profit or loss	–	–	–
December 31, 2017	5	–	5
Changes in fair values	(6)	(9)	(15)
Reclassified to profit or loss	(3)	3	–
December 31, 2018	(4)	(6)	(10)

No material ineffective portions of hedges required recognition through profit or loss in 2018.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	71

The fair values of the derivatives in the major categories as of year-end are indicated in the following table together with the included volumes of hedges:

21.3/2
Fair Values of Derivatives

	Dec. 31, 2016			Dec. 31, 2017			Dec. 31, 2018
€ million	Notional amount[1]	Positive fair value[2]	Negative fair value[4]	Notional amount[1]	Positive fair value[2]	Negative fair value[4]	Notional amount[1]	Positive fair value[2]	Negative fair value[4]
Currency hedging of recorded transactions[2,3]	121	1	(5)	87	1	–	122	1	–
Forward exchange contracts	78	1	(1)	87	1	–	122	1	–
Cross-currency interest-rate swaps	43	–	(4)	–	–	–	–	–	–
of which cash flow hedges	43	–	(4)	–	–	–	–	–	–

Currency hedging of forecasted transactions[2,4]	139	1	(6)	116	6	–	97	–	(4)
Forward exchange contracts	139	1	(6)	116	6	–	97	–	(4)
of which cash flow hedges	133	1	(6)	115	6	–	90	–	(4)

Hedging of stock-based employee compensation programs[2,4]	16	1	(1)	25	1	(1)	29	–	(9)
Share price options	5	1	–	1	–	–	–	–	–
of which cash flow hedges	5	1	–	1	–	–	–	–	–
Forward share transactions	11	–	(1)	24	1	(1)	29	–	(9)
of which cash flow hedges	11	–	(1)	24	1	(1)	29	–	(9)

Total	276	3	(12)	228	8	(1)	248	1	(13)
of which current derivatives	261	3	(11)	205	7	(1)	225	1	(7)
for currency hedging	259	2	(11)	202	6	(1)	219	1	(4)
for hedging of stock-based employee compensation programs	2	1	–	3	1	–	6	–	(3)

1 The notional amount is reported as gross volume, which also contains economically closed hedges.

2 Derivatives with positive fair values are recognized under "Other financial assets" in the statement of financial position.

3 Derivatives with negative fair values are recognized under "Financial liabilities" in the statement of financial position.

4 Derivatives with negative fair values are recognized under "Other liabilities" in the statement of financial position.

72	/	Combined Financial Statements Animal Health 2016, 2017, 2018

The following table provides an overview of the hedging rates for the material derivatives that existed at year-end and qualified for hedge accounting:

21.3/3
Hedging Rates of Derivatives that Qualify for Hedge Accounting

	Dec. 31, 2018
	Short-term derivatives		Long-term derivatives
	Nominal value (million)	Ø hedging rate	Nominal value (million)	Ø hedging rate
Currency hedging of forecasted transactions
Forward exchange contracts - cash flow hedges
	Sell
EUR / AUD	14 AUD	1.6304	–	–
EUR / GBP	18 GBP	0.8931	–	–
EUR / USD	71 USD	1.2333	–	–

Hedging of stock-based employee compensation programs		Ø hedging rate (€)		Ø hedging rate (€)
Forward share transactions - cash flow hedges
Bayer share		104.29		82.42

22. Contingent liabilities and other financial commitments

Contingent liabilities

Contingent liabilities amount to €81 million as of December 31, 2018 (2017: €81 million, 2016: €81 million). They mainly comprise tax risks.

Other financial commitments

The other financial commitments were as follows:

22/1
Other Financial Commitments

€ million	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018
Operating leases	12	15	14
Commitments under purchase agreements for property, plant and equipment	7	46	31
Contractual obligation to acquire CydectinTM Portfolio	158	–	–
Potential payment obligations under collaboration agreements	26	23	15
Total	203	84	60

The increase in purchase commitments for property, plant, and equipment in 2017 resulted primarily from the planned expansion of production sites in Germany during 2018.

As of December 31, 2016, the Company had a €158 million commitment associated with the acquisition of the CydectinTM portfolio in the United States. The Company completed the acquisition in January 2017.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	73

The maturities of the other financial commitments are as follows:

22/2
Maturities of Other Financial Liabilities

		Operating leases			Payment obligations under collaboration agreements
€ million	2016	2017	2018	2016	2017	2018
Maturing within 1 year	4	4	3	16	12	3
Maturing in 1-5 years	5	6	6	10	10	12
Maturing after 5 years	3	5	5	–	1	–
Total	12	15	14	26	23	15

Animal Health has entered into cooperation agreements with third parties under which it has agreed to fund the development of certain products based on the achievement of milestones. The amounts shown represent the maximum payments to be made, and it is unlikely that they will all fall due. Since the achievement of the conditions for payment is highly uncertain, both the amounts and the dates of the actual payments may vary considerably from those stated in the table.

23. Legal risks

The Company is exposed to various legal risks, primarily in the areas of patents, intellectual property, and regulatory compliance matters. Each reporting period, internal and external legal counsel evaluate the current status of the Company’s material legal risks, considering pending and threatened litigation matters up to the preparation date of the Combined Financial Statements. When it is more likely than not that such litigation will result in a liability that is reasonably estimable, a provision for litigation is recorded in the amount of the present value of the expected cash outflows. Such provisions cover the estimated payments to the plaintiffs, court and procedural costs, attorney costs and the cost of potential settlements. While it is not possible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably, the Company does not expect that any asserted or un-asserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company.

24 Financial opportunities and risks

Animal Health is exposed to financial risks in the form of liquidity, credit and market price risks, as well as risks resulting from pension obligations. The following paragraphs provide details of these risks and how they are managed.

Capital Management for Animal Health is performed by Bayer AG. The legal requirements regarding equity and liquidity are taken into account in the light of the needs of the Bayer Group.

The management of financial opportunities and risks takes place using established, documented processes. Financial planning, which serves as the basis for determining the liquidity risk and the future foreign currency risks and covers all Group companies that are relevant from a cash-flow perspective, is an important component of the Company’s process. Financial planning comprises a planning horizon of 12 months and is regularly updated. In the reporting periods for the combined financial statements, the financing activities of Animal Health were managed by Bayer Group.

74	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Liquidity risk

Liquidity risks are defined as the possible inability to meet current or future payment obligations. The liquidity risk is determined and managed centrally by the finance department of Bayer AG as part of the companies same-day and medium-term liquidity planning.

Animal Health is largely financed by the Bayer Group and invests excess liquidity with Bayer AG or its subsidiaries using Bayer Group’s Cash pooling and cash management system. Bayer Group holds sufficient liquidity to ensure the fulfillment of all planned payment obligations at maturity. For unbudgeted shortfalls in cash receipts or unexpected disbursements, furthermore, a reserve is maintained and its balance is regularly reviewed and adjusted. Bayer Group has Credit facilities with banks, including, in particular, an undrawn €4.5 billion syndicated revolving credit facility with a current maturity of 2023.

Credit risk

Credit risks arise from the possibility that the value of receivables or other financials assets of the Animal Health segment may be impaired because counterparties cannot meet their payment or other performance obligations. To manage credit risks from trade receivables, credit managers regularly analyze customers’ creditworthiness. Reservation of title with customers are generally agreed. Credit limits are set for all customers. All credit limits for debtors where total exposure is €10 million or more are evaluated locally and submitted to the finance function. To minimize risks, financial transactions are only conducted within predefined exposure limits and with banks and other partners that preferably have investment grade ratings. Additionally, as a part of Bayer Group, the Company participates in a global credit insurance program to insure trade accounts receivable against certain catastrophic losses. Refer to Note 14 for further details regarding this program.

Opportunities and risks resulting from changes in exchange rates

Opportunities and risks resulting from fluctuating exchange are managed by the Finance function of Bayer Group. Risks are avoided or mitigated through the use of derivative financial instruments. The type and level of currency are determined using sensitivity analyses as per IFRS 7 that are based on hypothetical changes in risk variables (such as interest curves) to determine the potential effects of market price fluctuations on equity and earnings. The assumptions used in the sensitivity analyses are regularly reexamined and reflect the company’s view of the changes in currency exchange that are reasonably possible over a one-year period.

Foreign currency opportunities and risks for Animal Health result from changes in exchange rates and the related changes in the value of financial instruments (including receivables and payables) and of anticipated payment receipts and disbursements not in the functional currency. Receivables and payables in liquid currencies from operating activities and financial items are generally fully exchange-hedged through cross currency interest rate swaps. Anticipated exposure from planned payment receipts and disbursements in the future is hedged through forward exchange contracts and currency options to management guidelines.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	75

Sensitivities were determined on the basis of a hypothetical scenario in which the euro appreciates or depreciates by 10% against all other currencies compared with the year-end exchange rates. In this scenario, the estimated hypothetical increase or decrease in cash flows from derivative and non-derivative financial instruments would have improved or diminished earnings as of December 31, 2018, by €0 million (December 31, 2017: €0 million; December 31, 2016: €0 million). Derivatives used to hedge anticipated currency exposure that are designated for hedge accounting would have improved or diminished equity (other comprehensive income) by €9 million (December 31, 2017: €11 million; December 31, 2016: €13 million). Currency effects on anticipated exposure are not taken into account. Of the amount impacting equity as of December 31, 2018: €7 million (December 31, 2017: €9 million, December 31, 2016: €11 million) is related to the U.S. dollar (USD).

Financial risk associated with pension obligations

Animal Health has obligations to current and former employees related to pensions and other post-employment benefits. Changes in relevant measurement parameters such as interest rates, mortality and salary increase rates may raise the present value of the pension obligations. This may lead to increased costs for pension plans or diminish equity due to actuarial losses being recognized as other comprehensive income in the statement of comprehensive income. A large proportion of the pension and other post-employment benefit obligations is covered by plan assets including fixed-income securities, shares, real estate and other investments. Declining or even negative returns on these investments may adversely affect the future fair value of plan assets. Both of these effects may negatively impact the development of equity and/or earnings and/or may necessitate additional payments by the company. Risk of market related fluctuations is addressed in the fair value of the plan assets through balances strategic investment, and investment risks is constantly monitored in regard to the global pension obligations.

25. Related parties

Related parties as defined in IAS 24 are those legal entities and natural persons that are able to exert significant influence on Animal Health and its subsidiaries or over which the Company can exercise significant influence. The related parties include Bayer AG and Bayer Group companies.

The following table shows the volume of transactions with related entities:

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Related Parties

	Sales of goods and services			Purchase of goods and services			Receivables			Liabilities
€ million	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018
Bayer AG	2	3	3	2	33	39	811	900	1,008	72	134	39
Bayer Group companies	2	5	5	60	46	44	65	35	37	72	50	142

Intercompany purchases and sales

Bayer Group provides services to Animal Health. These services include engineering and process-related services, information technology, accounting and personnel management. In addition, Animal Health receives energy, maintenance services, environmental services, logistics and infrastructure services through Bayer Group’s Currenta GmbH & Co. OHG (“Currenta”), Leverkusen, subsidiary. These transactions are carried out on an arm’s length basis.

76	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Financing

Animal Health participates in Bayer Group’s cash pooling and cash management system. Cash pool balances are denominated in local currencies, with interest rates depending on local short-term base rates (mainly one-month EURIBOR in the reporting periods). Cash pooling receivables due from Bayer AG amount to €27 million (2017: €0 million; 2016: €0 million) and cash pooling receivables due from Bayer Group Companies amount to €11 million (2017: €9 million; 2016: €8 million). Cash pooling liabilities due to Bayer AG amount to €23 million (2017: €128 million; 2016: €70 million). The agreement governing cash pooling will be terminated.

Bayer Group also finances Animal Health through loans. As of December 31, 2018, the miscellaneous financing liabilities amount to €139 million (2017: €45 million; 2016: €65 million). The balance in 2018 mainly comprises of a €100 million loan from Bayer Belgium NV to KVP Kiel. The remaining part of the balance in 2018 as well as the amounts in 2017 and 2016 relate to a financial liability as a result of the 2013 acquisition of Bomac Group, an Animal Health business in Auckland, New Zealand. The acquired operations exclusively support Animal Health and consequently, the financing associated with the acquisition, which is payable to Bayer Antwerp NV, Belgium, is attributed to Animal Health. The loans are largely denominated in EUR and have a maximum remaining term of 19 months as of December 31, 2018. The interest rate on the principal loans outstanding as of December 31, 2018 is between 0% and 3.9% (2017: 3.9%; 2016: 6.1%). Interest expense to Bayer Group companies in 2018 amounted to €2 million (2017: €2 million; 2016: €2 million).

In addition, Animal Health has provided loans to Bayer Group companies. As of December 31, 2018, these amount to €1,002 million (2017: €914 million; 2016: €837 million). The amounts relate to loans given by Animal Health entities Bayer Animal Health/Leverkusen, Bayer BHC Animal Health/USA and Bayer Sichuan/China to Bayer AG and Remaining Bayer entities Bayer Corporation/USA and Dihon Pharmaceuticals/China, respectively.

Hedging Transactions

Hedging transactions for the Company are mainly initiated by Bayer AG. The corresponding receivables are reflected in other financial assets, and the liabilities are reflected in financial liabilities or other liabilities.

Corporate Allocations

Animal Health received functional leadership services (e.g. corporate accounting/finance/tax etc.) from Bayer Group. The associated corporate costs were allocated to the Animal Health entities within the scope of combination on a pro-rata basis. During 2018, Animal Health received functional leadership services in the amount of €11 million (2017: €8 million; 2016 €8 million).

Combined Financial Statements Animal Health 2016, 2017, 2018	/	77

Insurance

Animal Health has various insurance policies, in particular for liability and property insurance, with the wholly owned Bayer Group subsidiary Pallas Versicherungs AG, Leverkusen.

Leasing

Animal health has concluded lease arrangements with the Bayer Group. Various finance and operating leases exist.

Employee Benefits

Animal Health employees participate in plans sponsored by Bayer Group. The way the benefits are provided varies according to the legal, tax and economic framework of each country, the benefits generally being based on employee compensation and years of service.

Stock-based compensation

Employees of Animal Health participate in Bayer AG’s stock-based compensation programs. Bayer AG confers the relevant entitlements on behalf and for the account of Animal Health (see Note 18 for further information).

Miscellaneous

Furthermore, there are profit-and-loss transfer agreements as well as tax groups with Bayer Group companies. The related transactions are shown as contributions and withdrawals for purposes of the combined financial statements of the Animal Health.

Related persons

Related persons as defined by IAS 24 are persons who, by virtue of the positions they hold in Animal Health and in the interests of Bayer AG, are globally responsible for the operational business of Animal Health. The related persons of Animal Health are the members of its leadership team. The total compensation of the Animal Health key management, exclusive of pension entitlements, amounts to €5.1 million (2017: €5.1 million; 2016 €4.8 million). It includes a short-term incentive component of €1.7 million (2017: €1.3 million; 2016 €1.8 million) and a stock-based compensation component of €0.1 million (2017: €0.6 million; 2016 €0.3 million). It further includes car allowances in the amount of €0.1 million (2017: €0.1 million; 2016 €0.1 million).

The pension entitlements earned by the related persons amount to €0.6 million (2017: €0.6 million; 2016 €0.5 million).

26. Statements of Cash Flows

The Company classifies cash flows as operating, investing or financing activities in accordance with
IAS 7 (“Statement of Cash Flows”). The cash flows reported by Animal Health operations outside the eurozone are translated at average annual exchange rates, while cash equivalents are translated at closing rates.

78	/	Combined Financial Statements Animal Health 2016, 2017, 2018

Net cash provided by operating activities

Operating activities are the main revenue producing activities of the Company that are not investing or financing, including cash received from customers and cash paid to suppliers and employees. Net cash provided by operating activities in 2018 was €224 million (2017: €150 million; 2016: €187 million).

Under the separate tax return approach described above, payments of current taxes actually paid by Remaining Bayer were treated as non-cash contributions or withdrawals. Income taxes paid represent amounts paid by dedicated Animal Health entities. The changes in income tax liabilities, income tax provisions and claims for reimbursement of income taxes are included in the line item “Changes in other working capital, other non-cash items.”

Net cash used in investing activities

Investing activities represent the acquisition and disposal of non-current assets and other investments that are not considered cash equivalents. Net cash used in investing activities in 2018 amounted to €164 million (2017: €274 million; 2016: €202 million). These amounts include amounts due from Remaining Bayer, including loans and cash pooling receivables.

Net cash provided by (used in) financing activities

Financing activities include activities that alter the equity capital and borrowing structure of the entity, including borrowings under the Bayer Group cash pooling arrangement. Net cash provided (used) by financing activities in 2018 was €-60 million (2017: €124 million; 2016: €15 million).

Financing activities primarily include related party transactions with Bayer Group. The Company carries financial liability balances through its participation in the cash pooling arrangement with Bayer Group. The Company includes activity associated with this these liabilities within Other financial transactions with Bayer Group.

The Change in financial liabilities is included in the following table:

26/1
Financial Liabilities[1]

€ million
	December 31. 2017	Cash flows	Currency Effects	Fair Value Changes	December 31. 2018
Related party liabilities	173	(17)	5	1	162
thereof cash pooling arrangement	128	(110)	5	–	23
thereof loan to Bayer New Zealand Limited	45	(7)	–	1	39
thereof loan to KVP Pharma+Veterinär Produkte GmbH	–	100	–	–	100

1 Amounts above are exclusive of finance lease liabilities in the amount of €3 million.

Combined Financial Statements Animal Health 2016, 2017, 2018	/	79

26/2
Financial Liabilities[1]

€ million
	December 31, 2016	Cash flows	Currency Effects	Fair Value Changes	December 31, 2017
Related party liabilities	135	46	(8)	–	173
thereof cash pooling arrangement	70	61	(3)	–	128
thereof loan to Bayer New Zealand Limited	65	(15)	(5)	–	45

1 Amounts above are exclusive of finance lease liabilities in the amount of €3 million.

27. Events after the end of the reporting period

The Company evaluated subsequent events for recognition or disclosure through August 6, 2019.

By way of an agreement signed on July 8, 2019, Bayer AG and Bayer Animal Health GmbH, Leverkusen, agreed to release the Company, against a one-time payment of €8 million, from all further obligations in connection with existing pension entitlements payable by Bayer AG to employees who previously left the Company. These pension provisions will remain with Bayer AG following the Animal Health divestiture. Animal Health had previously been obligated to reimburse to Bayer AG the proportional expenses attributable to it, provided it was not covered by a corresponding provision, as well as the proportional administrative expenses.

No other significant activities or events have taken place subsequent to the balance sheet date December 31, 2018 that have a material impact on the key figures and earnings presented.

Leverkusen, August 6, 2019

Bayer Animal Health GmbH / Bayer AG

/s/ Dr. Dirk Ehle	/s/ Roland Backes	/s/ Bernd-Peter Bier
Dr. Dirk Ehle	Roland Backes	Bernd-Peter Bier

Chief Executive Officer	Chief Financial Officer	Head of Accounting & Taxes
Bayer Animal Health	Bayer Animal Health	Bayer Group

Independent auditors’ report

To: Bayer Aktiengesellschaft, Leverkusen

We have audited the accompanying combined financial statements of Animal Health Business of Bayer Aktiengesellschaft (the “entity”), which comprise the combined statements of financial position as of December 31, 2016, 2017 and 2018, and the related combined statements of income, combined statements of comprehensive income, combined statements of changes in equity, and combined statements of cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America under the standards of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the combined financial statements referred to above present fairly, in all material respects, the financial position of Animal Health Business of Bayer Aktiengesellschaft as of December 31, 2016, 2017 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Emphasis of Matter

We draw attention to the fact that, as described in Note 1.1 and Note 1.2, the Animal Health Business of Bayer Aktiengesellschaft has not operated as a separate group of entities. These combined financial statements are, therefore, not necessarily indicative of results that would have occurred if the Animal Health Business of Bayer Aktiengesellschaft had been a separate stand-alone group of entities during the years presented or of future results of the Animal Health Business of Bayer Aktiengesellschaft. Our opinion is not modified with respect to this matter.

Munich, August 7, 2019

/s/ Deloitte GmbH Wirtschaftsprüfungsgesellschaft

Deloitte GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany